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                             POWER SUPPLY AGREEMENT

                                     between

                          LONG ISLAND LIGHTING COMPANY

                                       and

                           LONG ISLAND POWER AUTHORITY

                            Dated as of June 26, 1997



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                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS ....................................................   1

PART I - POWER SUPPLY ......................................................   9

ARTICLE 2 - POWER SUPPLY ...................................................   9
      2.1.   Delivery of Power .............................................   9
             2.1.1.  Capacity ..............................................   9
             2.1.2.  Energy ................................................   9
             2.1.3.  Ancillary Services ....................................   9
      2.2.   Delivery Points ...............................................   9
      2.3.   Dispatch of Generating Facilities .............................   9
      2.4.   Maintenance Scheduling ........................................  10
      2.5.   Dependable Maximum Net Capability (DMNC) Testing ..............  10
      2.6.   DMNC Target ...................................................  11
      2.7.   T&D System Access .............................................  11

PART II - POWER SUPPLY PLANNING AND OPERATIONS .............................  11

ARTICLE 3 - FUTURE RESOURCE PLANNING .......................................  11
      3.1.   Power Supply Planning .........................................  11
             3.1.1.  Integrated Electric Resource Planning (IERP) ..........  11

PART III - OTHER ITEMS .....................................................  12

ARTICLE 4 - GENERATING FACILITY SITES ......................................  12
      4.1.   Interference Compensation .....................................  12
      4.2.   Generating Facilities .........................................  12
      4.3.   Transmission Requirements .....................................  12

ARTICLE 5 - REGULATION .....................................................  12
      5.1.   Regulation ....................................................  12

ARTICLE 6 - STORM RESTORATION ..............................................  13
      6.1.   Storm Declaration .............................................  13
      6.2.   Responsibility During Storm Condition .........................  13

ARTICLE 7 - ENVIRONMENTAL CONSIDERATIONS ...................................  13
      7.1.   Environmental Compliance ......................................  13


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ARTICLE 8 - PURCHASE PRICE AND PAYMENT .....................................  13
      8.1.   Price Components ..............................................  13
             8.1.1.  Monthly Capacity Charge ...............................  14
             8.1.2.  Monthly Variable Charge ...............................  14
             8.1.3.  Monthly Ancillary Service Charge ......................  14
             8.1.4.  Monthly Capacity Payment Adjustment Charge ............  15
             8.1.5.  Monthly Variable Payment Adjustment Charge ............  15
             8.1.6.  NOx and SOx Emission Credits ..........................  15
      8.2.   Power Plant Electric Use ......................................  15
      8.3.   Generating Facility Major Failure .............................  15
      8.4.   Incentives/Disincentives ......................................  16
      8.5.   Payment .......................................................  16
      8.6.   Late Payment ..................................................  16

ARTICLE  9 - BUDGETS .......................................................  17
      9.1.   Budget Preparation ............................................  17
             9.1.1.  Initial Capacity and Variable Charge Determination ....  17
             9.1.2   Five Year Capital Improvement Budgets .................  17
      9.2.   Budget Review .................................................  17
      9.3.   Failure To Adopt Contract Year Budget .........................  18
      9.4.   Capital Improvement Budget Performance ........................  18

ARTICLE 10 - INCENTIVES/DISINCENTIVES ......................................  18
      10.1.  Incentives/Disincentives ......................................  18

ARTICLE 11 - CAPACITY RAMP DOWN ............................................  18
      11.1.  Capacity Ramp Down Option. ....................................  18

ARTICLE 12 - TERM and TERMINATION ..........................................  21
      12.1.  Term ..........................................................  21
      12.2.  Termination For Cause by GENCO ................................  21
             12.2.1  Events of LIPA Default Defined ........................  21
      12.3.  Termination For Cause by LIPA .................................  22
             12.3.1  Events of GENCO Default Defined .......................  22
      12.4.  Procedure For Termination For Cause. ..........................  23

ARTICLE 13 - DESIGNATION OF REPRESENTATIVES ................................  24
      13.1.  LIPA Representative ...........................................  24
      13.2.  GENCO Representative ..........................................  24

ARTICLE 14 - METERING ......................................................  24
      14.1.  Electric Metering .............................................  24
             14.1.1. Electric Metering Equipment ...........................  24


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             14.1.2  Testing of Metering Equipment .........................  24
             14.1.3  Meter Reading .........................................  25
             14.1.4  Metering Inaccuracies .................................  25
      14.2.  Gas Metering ..................................................  25
             14.2.1. Gas Metering Equipment ................................  25
             14.2.2. Testing of Self Checking Gas Metering Equipment .......  25
             14.2.3. Testing of Non Self Checking Gas Metering Equipment ...  26
             14.2.4. Gas Meter Reading .....................................  26
             14.2.5. Gas Metering Inaccuracies .............................  26
      14.3.  Oil Fuel Measurement ..........................................  27

ARTICLE 15 - REPORTS .......................................................  27
      15.1.  Reports .......................................................  27
      15.2.  Other Information .............................................  27
      15.3.  Litigation; Permit Lapses .....................................  27

ARTICLE 16 - GENERAL SERVICE REQUIREMENTS ..................................  25
      16.1.  General Service Requirements ..................................  28
             16.1.1. Standard of Performance ...............................  28
             16.1.2. Limitation of Liability ...............................  28
             16.1.3. Accounting Controls ...................................  28

ARTICLE 17 - INSURANCE .....................................................  28

ARTICLE 18 - CREDIT ENHANCEMENT ............................................  29
      18.1.  Credit Enhancement in Certain Circumstances ...................  29
             18.1.1. Limitations ...........................................  29
             18.1.2. Material Decline in the Guarantor's Credit Standing ...  29
             18.1.3. Credit Enhancement ....................................  29


ARTICLE 19 - ALLOCATION OF RISK OF
             CERTAIN COSTS AND LIABILITIES .................................  30

ARTICLE 20 - PROPRIETARY INFORMATION .......................................  31
      20.1.  Request Not To Disclose .......................................  31
      20.2.  LIPA's Non-Disclosure .........................................  31
      20.3.  Permitted Disclosures .........................................  32

ARTICLE 21 - MISCELLANEOUS PROVISIONS ......................................  32
      21.1.  Agreement .....................................................  32
      21.2.  Relationship of the Parties ...................................  32
      21.3.  Assignment ....................................................  32
      21.4.  Cooperation in Financing ......................................  33


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      21.5.  Force Majeure .................................................  33
             21.5.1. Events Constituting Force Majeure .....................  33
             21.5.2. Event of Force Majeure ................................  33
             21.5.3. Scope .................................................  34
      21.6.  Amendments ....................................................  34
      21.7.  No Waiver .....................................................  34
      21.8.  Notices .......................................................  34
      21.9.  Representations and Warranties ................................  35
             21.9.1. GENCO Representations and Warranties ..................  35
             21.9.2. LIPA Representations and Warranties ...................  36
      21.10. Counterparts ..................................................  36
      21.11. Governing Law .................................................  36
      21.12. Captions; Appendices ..........................................  36
      21.13. Non-Recourse ..................................................  37
      21.14. Severability ..................................................  37
      21.15. Rules of Interpretation .......................................  37
      21.16. Property Taxes ................................................  37
      21.17. Binding   Effect ..............................................  38

APPENDIX A - FORMULA RATE .................................................. A-1

APPENDIX B - MONTHLY VARIABLE ADJUSTMENT CHARGE ............................ B-1

APPENDIX C - GENERATING UNITS .............................................. C-1

APPENDIX D - DELIVERY POINTS ............................................... D-1

APPENDIX E - MINIMUM LOADINGS, RAMP RATES, START-UP &
             SCHEDULED SHUTDOWN TIME

APPENDIX F - PERFORMANCE INCENTIVES/DISINCENTIVES .......................... F-1
      I.     DMNC Incentive/Disintentives .................................. F-2
      II.    Availability Incentive/Disincentive ........................... F-2
      III.   Property Tax Incentive ........................................ F-4
      IV.    Heat Rate Incentive/Disincentive .............................. F-5


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                             POWER SUPPLY AGREEMENT

     This POWER SUPPLY AGREEMENT ("Agreement") is entered into as of June 26, 1997 ("Contract Date") by and between Long Island Lighting Company, a New York corporation ("GENCO"), and LONG ISLAND POWER AUTHORITY, a corporate municipal instrumentality and political sub-division of the State of New York ("LIPA"). Each of the foregoing are sometimes referred to herein as a "Party" and collectively as the "Parties."

                                    RECITALS

     WHEREAS, GENCO, is currently the owner of the Generating Facilities (as defined herein), LIPA desires to purchase capacity and energy from the Generating Facilities in order to provide Electricity (as defined herein) to its customers on Long Island.

     WHEREAS, if LIPA exercises its right to purchase the Generating Facilities under the Generation Purchase Right Agreement dated the date hereof, the purchase of capacity and energy hereunder shall terminate.

     WHEREAS, GENCO and LIPA have set forth in this Agreement the terms and conditions for the sale and delivery of electric capacity and energy by GENCO to LIPA.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

     Unless otherwise required by the context in which any defined term appears, the following capitalized terms have the meanings specified in this Article 1.

1.1. "Ancillary Service" means the ancillary services required by NYPP/ISO from time to time to enable the NYPP/ISO to operate the transmission system in New York State in a secure and reliable manner.

1.2. "Applicable Law" means any law, rule, regulation, condition or requirement, guideline, ruling, ordinance or order of or any Legal Entitlement issued by, any Governmental Authority and applicable from time to time to the performance of the obligations of the parties hereunder.

1.3. "Business Day" means any day other than a Saturday, Sunday or Legal Holiday (as defined herein).


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1.4.     "Base Interest Rate" means the lesser of (1) the maximum rate of interest permitted by Applicable Law and (2) (a) for interest accruing during the first six months after the date on which a payment was payable hereunder, 6 months LIBOR, and (b) for interest accruing more than six months after the date on which a payment was payable hereunder, the prime interest rate plus one percentage point, in each case as six month LIBOR or the prime interest rate as reported in The Wall Street Journal for each day.

1.5.     "Capacity Charge" has the meaning ascribed to that term in Section
         8.1.1.

1.6. "Change of Control" means (i) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act")) of 35% or more of the outstanding shares of securities the holders of which are generally entitled to vote for the election of directors of GENCO or the Guarantor, as the case may be (including securities convertible into, or exchangeable for, such securities or rights to acquire such securities or securities convertible into, or exchangeable for such securities, "Voting Stock"), on a fully diluted basis, by any Person or group of Persons (within the meaning of Section 13 or 14 of the 1934 Act); (ii) any sale, transfer or other disposition of beneficial ownership of 35% or more of the outstanding shares of the Voting Stock, on a fully diluted basis, of GENCO or the Guarantor, as the case may be; (iii) any merger, consolidation, combination or similar transaction of GENCO or the Guarantor, as the case may be, with or into any other Person, whether or not GENCO or the Guarantor, as the case may be, is the surviving entity in any such transaction; (iv) any sale, lease, assignment, transfer or other disposition of the beneficial ownership in 35% or more of the property, business or assets of GENCO or the Guarantor, as the case may be; (v) a Person other than the current shareholders of GENCO or the Guarantor, as the case may be, obtains, directly or indirectly, the power to direct or cause the direction of the management or policies of GENCO or the Guarantor, as the case may be, whether through the ownership of capital stock, by contract or otherwise; (vi) during any period of 12 consecutive calendar months, when individuals who were directors of GENCO or the Guarantor, as the case may be, on the first day of such period cease to constitute a majority of the board of directors of GENCO or the Guarantor, as the case may be; or (vii) any liquidation, dissolution or winding up of GENCO or the Guarantor, as the case may be.

1.7. "Closing Date" has the meaning ascribed to that term in the Merger Agreement (as herein defined).

1.8. "Contract Date" means the date of this Agreement as set forth on page 1 hereof.

1.9. "Contract Year" except as LIPA shall otherwise propose subject to the approval of GENCO which approval shall not be unreasonably withheld, means the calendar year commencing on January 1 in any year and ending on December 31 of that year;


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         provided, however, that the first Contract Year shall commence on the
         Closing Date and shall end on December 31 of that year, and the last Contract Year shall commence on January 1 prior to the date this Agreement expires or is terminated, whichever is appropriate, and shall end on the last day of the Term of this Agreement or the effective date of any termination, whichever is appropriate. Any computation made on the basis of a Contract Year shall be adjusted on a pro rata basis to take into account any Contract Year of less than 365/366 days.

1.10. "Contract Year Budget Plan" shall mean a budget plan for the Contract Year. Thereafter, Contract Year Budget Plan means a budget plan for each Contract Year.

1.11. "Deliver," "Delivered," "Delivering" and "Delivery" shall mean the provision of Electricity at the Delivery Points (as defined herein) of a type known as three-phase alternating current.

1.12. "Delivery Point" shall mean that point at which Electrical Metering Equipment (as defined herein) is located, as described in Appendix D for each of the Generating Facilities.

1.13. "Dependable Maximum Net Capacity" shall mean the maximum amount of Electricity the Generating Facility can Deliver, as periodically determined through "NYPP Method and Procedure 2 -Uniform Method for Rating Generating Capability," as modified from time to time, for the applicable capability period.

1.14. "Dispatch" shall mean LIPA's adjustment and control of the Generating Facilities' net electrical energy output for the purpose of regulating the amount of Electricity Delivered.

1.15. "Electricity" shall mean the electrical energy (real and reactive) and capacity produced by the Generating Facilities and Delivered to the Delivery Point.

1.16. "Electricity Customers" means the retail and wholesale electricity customers of LIPA located in the Service Area.

1.17. "Energy Manager" means Long Island Lighting Company, and its permitted successors and assigns.

1.18. "Energy Management Agreement" means the Energy Management Agreement entered into between Energy Manager and LIPA on or about the date of the signing of this agreement.

1.19.    "Event of Default" has the meaning ascribed to that term in Sections
         12.2 and 12.3.


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1.20.    "Existing Power Supply Agreements" means the power supply agreements which exist between GENCO and other parties for the purchase of capacity and/or energy which are in effect as of the Contract Date and which were, either in existence as of March 19, 1997 or which were entered into in accordance with the provisions of Section 6.1 of the Acquisition Agreement on or prior to the Closing Daze.

1.21. "Fees-and-Costs" means reasonable fees and expenses of employees, attorneys, architects, engineers, accountants, expert witnesses, contractors, consultants and other persons, and costs of transcripts, printing of briefs and records on appeal, copying and other reimbursed expenses, and expenses of any Legal Proceeding.

1.22.    "FERC" means the Federal Energy Regulatory Commission.

1.23. "Financing Parties" means any and all Persons that are lenders, lessors, holders of notes, bonds, or mortgages or investors providing or potentially providing bridge, construction, interim or long-term debt or equity financing, or any refinancing of the same or any capital lease of the Generating Facilities, and any agent or trustee for any such Persons, and their respective successors and assigns.

1.24. "Five Year Capital Improvement Budget" has the meaning as ascribed to that term in Section 9.1.2.

1.25.    "Fuel" means the fuel for operating the Generating Facilities.

1.26. "Generating Facilities" means the electric generating facilities owned by GENCO as of March 19, 1997, including, but not limited to: (a) all systems, structures, equipment and appurtenances associated with each Generating Facility's operation and forming a part thereof; (b) permanent administrative offices and building structures housing Generating Facility equipment; size improvements such as roads, drainage, fencing and landscaping; and (c) structures, pipelines and equipment for: (i) the delivery of Fuel; (ii) the transport of water, waste water and other waste disposal; and (iii) other materials, supplies and commodities required for the Services. A list of GENCO's generating units is contained in Appendix C. This definition is to be further developed in accordance with Schedule B of the Merger Agreement (as herein defined).

1.27. "Generating Facility Sites" means each parcel of land upon which each existing Generating Facility is situated, as well as the land contiguous thereto, owned by GENCO as of March 19, 1997.

1.28. "Governmental Authority" means any national, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, administrative agency, authority, body or other entity having jurisdiction


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         over the Generating Facilities or the electrical energy produced by those facilities or this Agreement other than LIPA.

1.29. "Governmental Rule" means any permit or any law, statute, act, regulation, code, ordinance, rule, judgment, order, decree, directive, requirement, guideline or any similar decision or determination, or any Governmental Authority's official interpretation or administration of any of the foregoing, excluding any acts of LIPA, that governs or affects the Generating Facilities.

1.30. "Guarantor" means the Parent (as defined in the Merger Agreement (as defined herein)).

1.31. "Hazardous Waste" means any waste which by reason of its composition or characteristics is defined or regulated as a hazardous waste, toxic substance, hazardous chemical substance or mixture, or asbestos under Applicable Law, as amended from time to time, including, but not limited to, "Hazardous Substances" as defined in CERCLA and the regulations promulgated thereunder.

1.32. "Legal Entitlement" means any permit, license, approval, authorization, consent and entitlement of whatever kind and however described which is required under Applicable Law to be obtained or maintained by any person with respect to the performance of any obligation under this Agreement.

1.33. "Legal Holiday" is defined as New Year's Day, Martin Luther King Jr.'s Birthday, Lincoln's Birthday, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving Day, Day After Thanksgiving, Christmas Eve, Christmas Day and New Year's Eve, or other such days as the Parties may mutually agree, from time to time.

1.34. "Legal Proceeding" means every action, suit, litigation, arbitration, administrative proceeding, and other legal or equitable proceeding having a bearing upon this Agreement.

1.35. "LIPA Fault" means any breach, failure of compliance, or nonperformance by LIPA with its obligations hereunder or any negligence or willful misconduct by LIPA under this Agreement (whether or not attributable to any officer, trustee, member, agent, employee, representative, contractor, subcontractor of any tier, or independent contractor of
         LIPA) that materially and adversely affects GENCO's performance or GENCO'S rights or obligations under this Agreement.

1.36. "Loss-and-Expense" means any and all losses, liabilities, obligations, damages, delays, disincentives, judgments, deposits, costs (including replacement power costs and incremental fuel costs) expenses, claims, demands, charges, taxes, or expenses, including all Fees-and-Costs.


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1.37.    "Merger Agreement" means the Agreement and Plan of Exchange and Merger by and among BL Holding Corp., Long Island Lighting Company, LIPA and LIPA Acquisition Corp. dated as of the date hereof.

1.38. "Monthly Ancillary Service Charge" has the meaning ascribed to that term in Section 8.1.3.

1.39.    "Monthly Capacity Charge" has the meaning ascribed to that term in
         Section 8.1.1.

1.40. "Monthly Capacity Payment Adjustment Charge" has the meaning ascribed to that term in Section 8.1.4.

1.41. "Monthly Variable Payment Adjustment Charge" has the meaning ascribed to that term in Section 8.1.5

1.42.    "Monthly Variable Charge" has the meaning ascribed to that term in
         Section 8.1.2

1.43.    "MW" shall mean megawatt.

1.44.    "MWN" shall mean net megawatt.

1.45.    "MWh" shall mean megawatt hour.

1.46.    "MWhG" shall mean gross megawatt hour.

1.47.    "Mvar" shall mean reactive megavolt amperes.

1.48. "New York Power Pool" or "NYPP" means the member system currently comprised of Consolidated Edison Company of New York, Inc., Central Hudson Gas and Electric Corporation, Long Island Lighting Company, Orange and Rockland Utilities, Inc., Rochester Gas and Electric Corporation, New York State Electric and Gas Corporation, Niagara Mohawk Power Corporation, and the New York Power Authority, as such organization or membership may change from time to time.

1.49. "NYPP/ISO" means the Independent System Operator ("ISO") into which the NYPP is proposed to be restructured, to the extent approved by FERC. In the event this restructuring occurs, the principal reliability, security and dispatch function of the NYPP will be performed by the ISO.

1.50. "Off System Sale" means the sale of capacity and/or energy to wholesale or retail customers located outside of the Service Area.

1.51. "Parent" shall have the meaning ascribed to such term in the Merger Agreement.


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1.52.    "Person" means, unless otherwise specified, any individual, corporation, firm companies, trusts, business trusts, legal entities, general partnership, limited partnership, joint venture, association, joint-stock company, trust, limited liability company unincorporated organization, government or any agency or political subdivision therein or other entity, including a Governmental Authority.

1.53. "Prudent Utility Practice" at a particular time means any of the practices, methods and acts (including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electrical utility industry prior thereto), which, in the exercise of reasonable judgment in light of the facts and the characteristics of the T&D System and System Power Supply known at the time the decision was made, would have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition and good customer relations. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum or possible practices, methods or act.

1.54.    "Ramp Down" has the meaning ascribed in Article 11.

1.55. "Rating Services" means Moody's Investors, Inc., Standard and Poor's Rating Service, Fitch Investors Services, and Duff & Phelps or any of their successors.

1.56. "Receipt Points" shall mean those points at which gas is received at the Generating Facilities.

1.57. "Service Area" means the counties of Suffolk and Nassau and that portion of the county of Queens constituting GENCO's electric franchise area as of the effective date of the Long Island Power Authority Act. "Service Area" does not include the Villages of Freeport, Rockville Center, and Greenport.

1.58. "Summer Operating Period" shall mean the six month period commencing May 1 through and ending October 31.

1.59. "System Emergency" shall mean any abnormal system condition that requires automatic or immediate manual action to prevent or limit loss of transmission facilities generation resources that could adversely affect the reliability of an electric system.

1.60. "System Power Supply" means the electrical capacity and energy from all power supply sources owned by or under contract to LIPA, including, but not limited to, the Existing Power Supply Agreements, this Agreement, LIPA's rights and interests with respect to Nine Mile Point 2, LIPA's interest in any future generating facilities, spot mark capacity and energy purchases made by the Energy Manager on behalf of LIPA, and a load control programs or measure adopted by LIPA.


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1.61.    "System Pre-Emergency" shall mean a condition which reasonably could be expected, if permitted to continue, to contribute to a System Emergency or to a degraded operating condition and includes the Alert, Warning, Major Emergency, and Restoration conditions described in NYPP Operating Procedure 1 - "Operation of the Bulk Power System," as it may be revised or replaced.

1.62. "T&D System" means the electric transmission and distribution system located in the Service Area which provides the means for transmitting and distributing Generating Facility Electricity and off-system capacity and/or for energy purchases and Off-System Sales.

1.63.    "Term" has the meaning ascribed to that term in Article 12.1.

1.64. "Unit Heat Rate" means the Btu of fuel per kilowatt hour of gross generation.

1.65. "Winter Operating Period" shall mean the six month period commencing November 1 and ending April 30.

1.66. "Year Seven" is the twelve (12) month period commencing on the sixth anniversary of the Closing Date.

                              PART I - POWER SUPPLY
                            ARTICLE 2 - POWER SUPPLY

2.1. Delivery of Power. During the Term of this Agreement, except as otherwise provided herein, GENCO agrees to sell and Deliver to LIPA and LIPA agrees to purchase and accept Delivery from GENCO, as follows:

         2.1.1. Capacity. GENCO will sell and Deliver to LIPA all the capacity
(MW) from the Generating Facilities in accordance with this Agreement.

         2.1.2. Energy. GENCO will sell and Deliver to LIPA all the energy (MWh) it produces from the Generating Facilities, in accordance with this Agreement, that LIPA requests to meet the Electricity requirements of its Electricity Customers and for making Off System Sales.

         2.1.3. Ancillary Services. GENCO will provide the various Ancillary Services as required by LIPA. LIPA will pay GENCO in accordance with this Agreement, for any cost associated with any Ancillary Services not otherwise compensated by LIPA.

2.2. Delivery Points. Delivery of capacity and energy will be at the Delivery Points, identified in Appendix D, between LIPA's T&D System and GENCO's Generating Facilities.


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2.3. Dispatch of Generating Facilities.

         (a) LIPA shall have the responsibility for the Dispatch of the Generating Facilities for both real (MW) and reactive (Mvar) power requirements for providing Electricity to LIPA. LIPA shall also have the responsibility for the Dispatch of Ancillary Services at the Generating Facilities for its Electricity Customers. It is anticipated that Dispatch of the Generating Facilities will be accomplished by LIPA through the use of existing automatic generator control equipment at the Generating Facilities. If the automatic generator control equipment is not currently installed at a Generating Facility or becomes inoperable, GENCO shall manually implement LIPA's Dispatch requirements. Internal combustion units are not equipped with automatic generation control equipment and, therefore, LIPA's Dispatch requirements shall be implemented manually by GENCO.

         (b) GENCO may, in its sole discretion consistent with Prudent Utility Practice, override the automatic generation, reactive power and load frequency control equipment to preserve the safety and integrity of its Generating Facilities and to react to System Emergencies and System Pre-Emergencies.

         (c) When Dispatching the Generating Facilities, LIPA will comply with the limitations of Dispatch as set forth in Appendix E, including but not limited to, minimum loadings, ramp rates, scheduled shut down time, internal combustion loadings and start-up times on the Generating Facilities. GENCO will inform LIPA when Prudent Utility Practice requires changes to those limitations, either on a short term or long term basis. Such changes may be required due to conditions such as equipment problems (e.g. crack in turbine, build up in precipitators), opacity and voltage regulation. GENCO will provide LIPA with revised limitations of Dispatch reflecting such changes as required, but not less than once per year.

         (d) LIPA will provide GENCO with a preliminary schedule of the expected operation of the Generating Facilities (steam units only) on a week ahead and a day ahead basis. For next day and next seven (7) days of operation, the preliminary schedule must be provided to GENCO by 11 AM on the previous day. Schedules for Friday and Saturday must be provided on Thursday by 11 AM. Schedules for Sunday and Monday must be provided on Friday by 11 AM. In the event of a Legal Holiday the schedules must be provided on the last Business Day prior to the Legal Holiday. The above scheduling requirements may be modified in accordance with the NYPP/ISO requirements. LIPA will not be bound by such preliminary schedule and will be permitted to Dispatch the Generating Facilities on a real time basis consistent with the limitations set forth in Section 2.3(c).

         (e) GENCO will normally operate the Generating Facilities at a power factor between 0.90 and 1.0 (lead or lag Mvar) at the Delivery Points, subject to the limitations defined in Section 2.3(b). Notwithstanding the foregoing, during a System Emergency or System Pre-Emergency, GENCO may operate the Generating Facilities below a 0.90 power factor but not below a 0.85 power factor (lead or lag Mvar) at the Delivery Point(s), subject to the limitations defined in Section 2.3(b).

2.4. Maintenance Scheduling. The Generating Facilities' five year maintenance outage schedule will be provided by GENCO ninety (90) days prior to the commencement of each Contract Year. GENCO will not schedule major maintenance outages in the months of June, July and August, except in the case of System Emergency or by mutual agreement, or in response to unusual circumstances in accordance with Prudent Utility Practice. The Parties recognize that certain non-scheduled routine maintenance will be conducted throughout the year, as required, for the purpose of inspection, cleaning and/or repair of power plant equipment. GENCO will attempt to schedule and implement such outages in the off peak periods. GENCO will inform LIPA when such maintenance is required.

2.5. Dependable Maximum Net Capability (DMNC) Testing. GENCO will perform capacity tests on its Generating Facilities to determine the DMNC rating, consistent with the "NYPP Methods and Procedure 2 - Uniform Method for Rating Generating Capability," as it may be revised or replaced. If the NYPP Methods and Procedure -2 is revised or replaced, the target level in the DMNC incentive will be modified as required to reflect these changes. GENCO will provide LIPA with sufficient advance notice of the capacity test dates and provide LIPA the opportunity to witness such tests. GENCO will also provide to LIPA the results of the DMNC tests for each individual generating unit.

2.6. DMNC Target. GENCO will use reasonable efforts, in accordance with Prudent Utility Practice to maintain a DMNC level of 3975 MW (to be revised to be equal to the average of annual DMNC values for the last five-year period prior to the Closing Date as described in Appendix F) during the Summer Operating Period. It is the intent of the Parties that the expense and capital budgets will be sufficient to provide GENCO a reasonable opportunity to maintain the DMNC target level. If LIPA should not approve an adequate budget it is recognized that the DMNC target may not be achieved. In such event, the incentive/disincentive provisions of the DMNC performance incentive shall equitably be adjusted consistent with Section 9.2. In addition, this value will be reduced to reflect any Generating Facility that has been Ramped Down, mothballed, retired, significantly derated, removed from service or incurs a long term outage, except that for a significant derating, removal from service or long term outage the reduction in the DMNC target will apply only to the extent that these events were not attributable to GENCO's failure to follow Prudent Utility Practice.

2.7. T&D System Access. LIPA will provide open access service to GENCO on its T&D System for Off System Sales to the extent that the required T&D capacity is available, priced at applicable FERC tariffs or other non-discriminatory terms and prices.

                  PART II- POWER SUPPLY PLANNING AND OPERATIONS
                       ARTICLE 3- FUTURE RESOURCE PLANNING

3.1. Power Supply Planning. This article provides for the provision of information by GENCO to LIPA as requested by LIPA to conduct an Integrated Electric Resource Planning study, and does not obligate LIPA to perform such a study.

         3.1.1. Integrated Electric Resource Planning (IERP). The Parties to this Agreement recognize that LIPA intends to perform a comprehensive analysis for meeting the future electric energy requirements of LIPA's Electricity Customers on a periodic basis with due consideration given for environmental issues. This analysis would evaluate all available resource options to meet the electric energy requirements of LIPA Electricity Customers. LIPA, in consultation with GENCO, may establish a schedule for conducting any IERP study. The IERP analysis is intended to be performed to determine the optimum mix of the Generating Facilities and purchased power in an effort to provide the least cost mix of electricity resources including demand side management (DSM) options for LIPA Electricity Customers while observing established reliability criteria. GENCO will contribute to any LIPA evaluation by providing information to LIPA regarding the operation of the Generating Facilities as requested. At the request of LIPA, GENCO shall:

         (a) Provide projected short and long term maintenance schedules and cost information;

         (b) Provide information on planned capacity improvements and capital additions on the Generating Facilities (including environmental compliance modifications);

         (c) Provide information and analysis regarding Fuel usage (type);

         (d) Provide any other information that may reasonably be required for the conduct of the IERP study.

LIPA will pay all reasonable costs for providing this information which are not otherwise compensated by payments to GENCO under this Agreement.

                             PART III - OTHER ITEMS
                      ARTICLE 4 - GENERATING FACILITY SITES

4.1. Interference Compensation. If LIPA's construction or operation of new generating units at Generating Facility Sites materially interferes with either the physical operation of the Generating Facilities or with GENCO's environmental compliance, LIPA shall ensure that GENCO will be compensated for the adverse impact on GENCO of such interference.

4.2. Generating Facilities. GENCO shall not sell or otherwise assign any interest in any of its generating units (as set forth on Appendix C) except for
(i) liens securing bona fide debt or other encumbrances incurred in the ordinary course of business, (ii) capita] leases or (iii) sales or assignments made with LIPA's prior written consent, which consent shall be deemed to have been given in respect of any and all easements granted pursuant to either Section 5.3(d) of the Generation Purchase Right Agreement dated as of the date hereof by and between GENCO and LIPA or Paragraph 5 of the Grant of Future Rights attached as Schedule F to the Merger Agreement.

4.3. Transmission Requirements. LIPA will be responsible for all transmission reinforcements required in conformance with Prudent Utility Practice for any new generation, including any new interconnections and other T&D System requirements regardless of their location, sufficient to maintain the Delivery of Electricity from the Generating Facilities onto the T&D System. The additional costs charged to GENCO for such transmission reinforcements shall not be greater than if such costs were allocated to all of LIPA's Electricity Customers and transmission service customers on an average system basis.

                              ARTICLE 5 - REGULATlON

5.1. Regulation. GENCO will seek all necessary regulatory approvals appropriate for the provision of the service to LIPA as described herein. LIPA agrees to provide all reasonable support needed to obtain any required regulatory approvals of this Agreement. In addition, each of LIPA and GENCO agree to provide all necessary information in its possession that is reasonably requested by the other Party for future regulatory filings.

                          ARTICLE 6 - STORM RESTORATION

6.1. Storm Declaration. A storm restoration condition shall be deemed to exist when LIPA requests GENCO personnel to assist in restoring storm caused damage to the T&D System. LIPA shall promptly notify GENCO of a storm restoration condition.

6.2. Responsibility During Storm Condition. Personnel designated by GENCO (in its sole discretion) will be made available to perform storm restoration duties for LIPA upon LIPA's request, as contemplated above, provided that GENCO will follow the same storm restoration practice currently followed by GENCO to make GENCO employees available. LIPA will pay for the incremental costs incurred by GENCO in providing storm restoration services in accordance with this Agreement; personnel costs will be paid in accordance with GENCO's personnel salary scale (including any overtime premiums) consistent with the personnel salary cost basis used to establish fixed operation and maintenance costs in the Capacity Charge in accordance with this Agreement. LIPA will also coordinate and pay any incremental costs related to storm restoration training (e.g. car lease, equipment, meals, etc.). This cost will be reimbursed by LIPA either through an adjustment in the Monthly Variable Charge as contemplated herein or through another mutually agreed-upon method.

                    ARTICLE 7 - ENVIRONMENTAL CONSIDERATIONS

7.1. Environmental Compliance. GENCO shall comply in all material respects with all Applicable Laws including all applicable laws regulating or affecting any spill, discharge, or release of any Hazardous Waste into or upon any of its land, air, surface water, ground water, or improvements located thereon and shall take all action required (including any investigation, study, sampling and testing, cleanup, removal and remediation) by any Governmental Authority having jurisdiction to remedy any notice of violation or non-compliance issued by such entity, with regard to air emissions, water discharges, noise emissions, hazardous discharges, or any other environmental, health, or safety problems affecting the Generating Facilities. All costs, including those related to any legal or regulatory proceedings, related to such compliance will be reimbursed by LIPA through an adjustment in the Monthly Capacity Charge and Monthly Variable Charge as contemplated herein. GENCO's liability to LIPA for nonperformance of this Section 7.1 shall be limited to liabilities under Article 19, and its recoverability from LIPA for environmental compliance to the extent allowed under Article 8 and Appendix A shall be limited to the extent addressed in Article 19.

                        ARTICLE 8 - PURCHASE PRICE AND PAYMENT

8.1. Price Components. Except as otherwise specifically provided in this Agreement, the prices LIPA will pay to GENCO for Electricity delivered pursuant to this Agreement will be those prices calculated as set forth in Appendix A and Appendix B. During the Term of this Agreement, LIPA will make monthly payments to GENCO consisting of an amount equal to: (i) the Monthly Capacity Charge, (ii) the Monthly Variable Charge, (iii) the Monthly Ancillary" Service Charge, (iv) the Monthly Capacity Payment Adjustment Charge and (v) the Monthly Variable Adjustment Charge.

         8.1.1. Monthly Capacity Charge. The Monthly Capacity Charge is 1/12 of the annual Capacity Charge as set forth in Appendix A. The annual Capacity Charge will compensate GENCO for its fixed costs of generating Electricity from the Generating Facilities (including associated common costs) including: (a) return on investment, and depreciation for the undepreciated cost of the Generating Facilities, (b) completed capital additions approved in accordance with Article 9 including Allowance for Funds Used During Construction (AFUDC)
(c) insurance, (d) income taxes (federal, state, local, net or gross), (e) property and all other taxes, (f) fixed operations and maintenance costs, including an allowance for scheduled major maintenance and overhauls, (g) research and development costs and (h) administration costs. Generation charges will not be increased as a result of any step-up in the book or tax basis of the assets. In establishing the depreciation schedule for the recovery of the costs of existing plant and approved capital additions thereto, the Parties will commission an engineering and economic depreciation study which reflects the age, condition, and market circumstances which influence the remaining economic lives of the Generating Facilities. The results of such depreciation study will be taken into account in determining the proper depreciation schedule and resulting depreciation charges to be included in the filing of the FERC regulated Capacity Charge component of the formula rate described in this Article 8. The annual Capacity Charge will exclude demolition costs, environmental remediation costs related to demolition and site restoration costs in excess of amounts recovered in GENCO's retail rates applicable as of March 1997 and recovered as part of GENCO's depreciation charge, and charges for starts, fired hours of operation and fuel swaps as defined in Appendix B after meeting the threshold levels established in Appendix B.

         8.1.2. Monthly Variable Charge. The Monthly Variable Charge will be based on the variable operation and maintenance costs as set forth in Appendix A, multiplied by the actual MWh of operation of the Generating Facilities. The variable operation and maintenance costs include those materials, supplies and maintenance costs, environmental fees or charges, and labor costs, if any, which vary directly with the amount of energy generated. Variable operation and maintenance costs do not include charges for fixed operation and maintenance costs nor charges for starts, fired hours of operation and fuel swaps defined in Appendix B after meeting threshold levels established in Appendix B. Fuel required to operate the Generating Facilities for the purpose of providing energy will be provided in accordance with the provisions of the Energy Management Agreement and, accordingly, there will be no charge for fuel.

         8.1.3. Monthly Ancillary Service Charge. LIPA will pay for any costs incurred by GENCO in providing Ancillary Services to LIPA, if any such services are required by LIPA which are not otherwise compensated by LIPA through the Monthly Capacity Charge or the Monthly Variable Charge or otherwise, such charge defined as the "Monthly Ancillary Service Charge." Fuel, if any, required to operate the Generating Facilities for the purpose of providing Ancillary Services will be provided in accordance with the provisions of the Energy Management Agreement and, accordingly, there will be no charge for fuel.

         8.1.4. Monthly Capacity Payment Adjustment Charge. The Monthly Capacity Payment Adjustment Charge will provide for the payment by LIPA to GENCO of non-variable related expenses net of insurance proceeds, that can not be planned for with any certainty and are outside the control of GENCO, including extraordinary uninsured damage from storms and other acts of God, catastrophic failure of one or more units of a Generating Facility, and environmental compliance (for events that were not planned for and not of a type covered by any contingency in the applicable budget), provided that all capital expenditures are subject to approval by LIPA as provided in Article 9.4. Incremental costs associated with the retirement of a Generating Facility, as set forth in Section 8.3, or through a Ramp-Down of a Generating Facility in accordance with Article 11 of this Agreement may also be included in the Monthly Capacity Payment Adjustment Clause.

         8.1.5. Monthly Variable Payment Adjustment Charge. The Monthly Variable Payment Adjustment Charge will provide for the payment of starts, fired hours of operation, and fuel swaps defined in Appendix B after meeting the threshold levels established in Appendix B. Charges incurred for starts, fired hours of operation and swaps after meeting the threshold levels will be billed in total to LIPA by GENCO immediately following the month incurred in accordance with
Section 8.5.

         8.1.6. NOx and SOx Emission Credit. GENCO shall apply to the Generating Facilities all NOx, SOx and other air emission credits owned by GENCO or attributable to the Generating Facilities, the cost of which to LIPA shall be included at cost without markup in the Monthly Capacity Charge to the extent such costs are fixed costs and in the Monthly Variable Charge to the extent such costs vary with levels of generation. Sixty-seven percent (67%) of any sale or other disposition of emission credits which are excess to the needs of the operation of the Generating Facilities shall be credited to the annual charges to LIPA under the Agreements. GENCO will receive thirty-three percent (33 %) of the net proceeds of any such sale or disposition of emission credits. Parent shall provide LIPA with notice of its intention to sell or otherwise dispose of emission credits in order to allow LIPA sufficient time to submit a bid for such credit, if it so chooses.

8.2. Power Plant Electric Use. It is recognized and agreed that the Generating Facilities require electricity for operating auxiliary systems. This electricity shall be provided by the specific generating units located at the appropriate Generating Facilities and/or from LIPA's T&D System. Any charges from LIPA to GENCO for this auxiliary power from LIPA's T&D System, will be charged to GENCO at non-discriminatory rates, and such charges will be added, without any markup thereto, to the Monthly Variable Charge.

8.3. Generating Facility Major Failure. LIPA and GENCO may mutually agree to cease operating any Generating Facility, due to a major failure of such Generating Facility that the Parties mutually agree is uneconomic to repair. Upon mutual agreement, the Parties may elect to either mothball or retire such a Generating Facility.

In the event the Parties mutually agree to mothball such a Generating Facility, with or without preserving the operability of such Generating Facility, LIPA will continue to pay the associated Capacity Charge which will reflect any net cost reduction achieved from the mothballing of such Generating Facility.

In the event the Parties mutually agree that a Generating Facility should be retired and decommissioned, LIPA will pay GENCO the remaining unrecovered net plant cost of such Generating Facility, including any unreimbursed approved capital expenditures that have been made and reasonably incurred demolition costs, site restoration costs and any other costs associated with retiring such Generating Facility net of site restoration costs recovered in rates together with accumulated interest on reserves carried by Long Island Lighting Company for such site restoration costs, if any, over the life of such Generating Facility. LIPA will have the option to make such payment to GENCO immediately following the decision to retire such Generating Facility or agree to a payment schedule over the remaining term of the Agreement, including interest through an adjustment to the Monthly Capacity Payment Adjustment Clause.

8.4. Incentives/Disincentives. The incentive/disincentive payments contemplated by Appendix F in this Agreement will be calculated and billed separately from the charges established in Appendix A and B no less frequently than annually.

8.5. Payment. GENCO will submit a monthly invoice to LIPA for the Monthly Capacity Charge by the first (1st) Business Day of the month for capacity provided during the month, consistent with the provisions in Section 8.1. GENCO will also submit monthly invoices to LIPA for the Monthly Variable Charge, and any other charges that may be required, consistent with this Article 8, by the fifth (5th) Business Day following the month of service, consistent with the provisions in this Article. Payment of the Monthly Capacity Charge invoiced amounts shall be due and payable by LIPA on the later of the tenth (10th) Business Day of the month or ten (10) Business Days after LIPA receipt of the monthly invoice. Payment of the Monthly Variable Charge invoiced amounts and any other invoices shall be due and payable by LIPA on the later of the first Business Day following the nineteenth (19th) of the month or ten (10) Business Days of LIPA receipt of such invoices.

All such payments shall be made in the form of immediately available funds by wire transfer to a bank or financial institution specified by GENCO or in such other form as may be reasonably requested by GENCO. The wired funds will be deemed timely paid if received by the close of business on or before the due date of such payment.

8.6 Late Payment. Any invoiced amount not paid by LIPA by the due date will bear interest at the Base Interest Rate.

                               ARTICLE 9 - BUDGETS

9.1. Budget Preparation.

         9.1.1. Initial Capacity and Variable Charge Determination. Not less than a mutually agreed upon number of days prior to (a) the Closing Date and (b) the commencement of each successive five year period thereafter during the Term of this Agreement, GENCO shall prepare and submit to LIPA for review and approval a proposed Five Year Budget Plan, which shall provide details on the fixed and variable costs of operating the GENCO Generating Facilities, as set forth in Sections 8.1.1 and 8.1.2 and as described by Appendix A. The initial such budget, upon approval by LIPA, shall establish the Monthly Capacity Charge and Monthly Variable Charge for the first year of the five year period, which forms the basis for adjustment for subsequent Contract Years in the five year period in accordance with Appendix A. The budget plan for the first Contract Year of the first Five Year Budget Plan will be based upon the agreed upon disaggregated generation cost elements relating to the Generating Facilities (including associated common costs) and contained in the proposed 1997 rate year budget in the GENCO 1996 rate case filing with the New York State Public Service Commission, updated for known changes in facts and circumstances, adjusted to the First Contract Year and as set forth in Appendix A. Such budget shall also consider actual historical results prepared on a comparable disaggregated basis for 1996 and thereafter up to the date of adoption of such budget. For subsequent Contract Years the Monthly Capacity Charge and Monthly Variable Charge will be based upon the previous year as adjusted in accordance with indices and approved capital improvement budgets as set forth in Appendix A.

         9.1.2. The Year Capital Improvement Budgets. GENCO shall annually prepare and submit to LIPA a rolling Five Year Capital Improvement Budget for incremental capital expenditures and associated rate adjustments for LIPA review and approval. Each Five Year Budget Plan shall consist of five individual Contract Year Budget Plans.

9.2. Budget Review. Not more than a mutually agreed upon number of days subsequent to LIPA receipt of the proposed Five Year Budget Plan and/or rolling Five Year Capital Improvement Budget from GENCO, LIPA shall provide GENCO with any requested changes, additions, deletions or revisions. The GENCO Representative and LIPA Representative will employ reasonable efforts to agree upon a final Five Year Capital Improvement Budget by a mutually agreed upon number of days before the commencement of the initial Contract Year and to approve the first year of the rolling Five Year Capital Improvement Budget a mutually agreed upon number of days prior to the commencement of each Contract Year. Such approved budget for the initial Contract Year (a "Contract Year Budget") shall be effective throughout the Contract Year, subject to modifications as provided in Section 9.4. It is the intent of the Parties that the amounts provided in the Five Year Budget Plan and rolling Five Year Capital Improvement Plan for operation and maintenance expenses and capital expenditures will be sufficient to provide GENCO (or its affiliate, as the case may be) no less of an opportunity to maintain the DMNC, Availability and Heat Rate target levels (as defined in Appendix F) than GENCO has at the execution of this Agreement, and to otherwise maintain the Generating Facilities in good working order, consistent with Prudent Utility Practices, provided that LIPA shall have the final right to determine whether GENCO should proceed with specific capital projects. In the event that LIPA does not approve amounts for operating and maintenance expenses and capital expenditures that provide GENCO (or its affiliate, as the case may be) with the same opportunity to maintain the DMNC, Availability and Heat Rate target levels (as defined in Appendix F) as GENCO has at the execution of this Agreement, such target levels shall be equitably adjusted.

9.3 Failure To Adopt Contract Year Budget. If the Parties are unable to reach agreement concerning all or any portion of the Contract Year Budget for the initial Contract Year of a Contract Year Budget Plan or the first year of the Five Year Capital Improvement Budget as contemplated in Section 9.2, those portions of the Contract Year Budget that are in dispute for such Contract Year shall be resolved in a proceeding before the FERC. Those portions of the Contract Year Budget not in dispute shall become effective.

9.4. Capital Improvement Budget Performance. GENCO will provide to LIPA, on a quarterly basis, a report of actual total capital improvement costs versus the approved capital expenditures in the Five Year Capital Improvement Budget. GENCO will prepare a detailed explanation outlining variations of more than ten (10) percent and one million dollars ($1,000,000) from the Five Year Capital Improvement Budget. GENCO will promptly notify LIPA when an event occurs, or is anticipated to occur, which would result in any required unbudgeted capital expenditures. As soon as practical, GENCO will provide an explanation and estimate of such unforeseen incremental costs, as well as a proposal for modification of the applicable Monthly Capacity Charge to recover such costs. LIPA will review and respond to such explanation and Capacity Charge modification proposal within thirty (30) days after receipt. If the parties are unable to reach agreement, this dispute shall be resolved by a final and non-appealable order of FERC in a proceeding under the Federal Power Act.

                     ARTICLE 10 - INCENTIVES/DISINCENTIVES

10.1. Incentives/Disincentives. Four performance incentives/disincentives are established under this Agreement: DMNC, Availability, Hat Rate, and Property Taxes. Each of these incentives/disincentives mechanisms are set forth in Appendix F.

                         ARTICLE 11 - CAPACITY RAMP DOWN

11.1. Capacity Ramp Down Option. Beginning in Year Seven, LIPA may determine to reduce ("Ramp Down") the amount of capacity purchased from GENCO. In such an event, LIPA shall immediately reimburse GENCO for the Capacity Charges in the amount set forth below which would have been recovered from LIPA over the remaining portion of the original term of this Agreement.

The Ramp Down will be an aggregate potential reduction amount of no greater than 1500 MW. The Ramp Down schedule is as follows:

   ==============   =========   ======================   ======================
   Capacity Block      Year*            Units              Approximate Summer
                                                             Capacity DMNC
   ==============   =========   ======================   ======================
         1             7-9          Far Rockaway 4              300 MW
                                    Glenwood 4 & 5
   --------------   ---------   ----------------------   ----------------------
         2            10-11       E.F.Barrett l & 2             380 MW
   --------------   ---------   ----------------------   ----------------------
         3            12-13       Pt.Jefferson 3 & 4            380 MW
   --------------   ---------   ----------------------   ----------------------
         4            14-15         Northport l                 380 MW
   ==============   =========   ======================   ======================
*Year Seven begins on the sixth anniversary of the Closing Date.

If economic conditions change during the term of this Agreement, the order of the above Ramp Down schedule may be changed if mutually agreed upon by the Parties. The Ramp Down amount shall be for the full amount of the capacity in each agreed upon capacity block as set forth above.

If LIPA exercises this option in years 7 through 10 of this Agreement, LIPA will immediately pay GENCO 100 percent of the present value, at the time the Ramp Down option is exercised, of all the related Capacity Charges, that it would have otherwise received for that capacity block of unit(s) which was ramped down, for the remainder of the term of this Agreement, adjusted for the removal of net salvage as used in the depreciation calculation. GENCO will be entitled to these payments regardless of the future disposition of the Generating Facilities. GENCO will have the responsibility for all costs for demolition, environmental remediation and site restoration.

If LIPA exercises this option in subsequent years, the recovery percentage will be reduced for such capacity block(s) through the end of the term of this Agreement as follows:

          =========================  ========================
            Year Option Exercised      Fixed Cost Reduction
          =========================  ========================
                     11                       12.5%
          -------------------------  ------------------------
                     12                       25.0%
          -------------------------  ------------------------
                     13                       37.5%
          -------------------------  ------------------------
                     14                       50.0%
          -------------------------  ------------------------
                     15                       62.5%
          =========================  ========================

If LIPA exercises this option, GENCO will be entitled to the fixed cost reduced by the above percentages regardless of the future disposition of any released capacity. The present value will be determined using GENCO's weighted cost of capital used in the Capacity Charge to LIPA

GENCO may use any capacity released pursuant to this option to bid on new LIPA capacity requirements or on LIPA capacity requirements to replace other Ramp Down capacity. If GENCO wins such bid, it will be paid its bid price.

If GENCO continues to operate the ramped down unit, GENCO will use reasonable efforts to market the released capacity. Allocation of profits from Off System Sales of capacity and energy from non-ramped down and ramped down units during the term of this Agreement shall be shared based on the following schedule:

            ============================  =====================
              Non Ramped Down Capacity      Ratio: LIPA/GENCO
            ----------------------------  ---------------------
                   Years 1 to 15               67% / 33%
            ----------------------------  ---------------------
               Ramped Down Capacity
            ----------------------------  ---------------------
                   Years 7 to 10               67% / 33%
            ----------------------------  ---------------------
                     Year 11                   60% / 40%
            ----------------------------  ---------------------
                     Year 12                   53% / 47%
            ----------------------------  ---------------------
                     Year 13                   46% / 54%
            ----------------------------  ---------------------
                     Year 14                   39% / 61%
            ----------------------------  ---------------------
                     Year 15                   33% / 67%
            ============================  =====================

The profits for any capacity sales from such Ramp Down capacity will be based on all costs required for such sale that have not been recovered by GENCO. Such recovery is understood to include any prepayment by LIPA of fixed O&M costs. If LIPA exercise of this option results in operational inefficiencies at Northport, the Capacity Charges will be adjusted to reflect demonstrable cost increases due to such inefficiencies.

                        ARTICLE 12 - TERM and TERMINATION

12.1. Term. The Term of this Agreement shall commence on the Closing Date and, except as provided in Article 4 and as otherwise provided herein, shall remain in full force and effect for an initial term of fifteen (15) years from such Closing Date. At the end of the Term of this Agreement, LIPA may renew this Agreement, for all capacity upon which it has not exercised its Ramp Down option, under substantially the same terms and conditions as set forth herein, including but not limited to the continuation of a Ramp Down option. This Agreement (other than Article 4) shall terminate upon the purchase of the Generating Facilities by LIPA under the Generation Purchase Right Agreement attached as Exhibit D to the Merger Agreement.

12.2. Termination For Cause by GENCO. GENCO shall have the right to terminate this Agreement for cause after an Event of Default determined in accordance with the provisions of this Section 12.2 shall have occurred.

         12.2.1 Events of LIPA Default Defined. Each of the following shall constitute an Event of Default on the part of the LIPA for which GENCO may terminate this Agreement upon compliance with the notice and cure provisions set forth below:

                  (1) Failure to Pay. The failure of LIPA to pay undisputed amounts owed to GENCO under this Agreement within 90 days of such amounts having become due.

                  (2) Failure to Comply with Agreement. The failure or refusal by LIPA substantially to perform any material obligation under this Agreement unless such failure or refusal is excused by Force Majeure except that no such failure or refusal to pay or perform in clauses (1) and (2) of this Section 12.2(A) shall constitute an Event of Default giving GENCO the right to terminate this Agreement for cause under this Section unless:

                           (a) GENCO has given prior written notice to LIPA
                  stating that a specified failure or refusal to perform exists which will, unless corrected, constitute a material breach of this Agreement on the part of LIPA and which will, in its opinion, give GENCO a right to terminate this Agreement for cause under this Section unless such default is corrected within a reasonable period of time, and

                           (b) LIPA has neither challenged in an appropriate
                  forum GENCO's conclusion that such failure or refusal to perform has occurred or constitutes a material breach of this Agreement nor corrected or diligently taken steps to correct such default within a reasonable period of time but not more than 60 days from the date of the notice given pursuant to clause (a) of this subsection (but if LIPA shall have diligently taken steps to correct such default within a reasonable period of time, the same shall not constitute an Event of Default for as long as LIPA is continuing to take such steps to correct such default).

12.3. Termination For Cause by LIPA. LIPA shall have the right to terminate this Agreement for cause after an Event of Default determined in accordance with the provisions of this Section 12.3 shall have occurred.

         12.3.1 Events of GENCO Default Defined. (1) Events of Default Not Requiring Cure Opportunity for Termination. Each of the following shall constitute an Event of Default on the part of GENCO for which LIPA may terminate this Agreement without any requirement of cure opportunity:

                  (a) Change of Control of GENCO. Change of Control of GENCO or the Guarantor has occurred; provided, however, that the combination effectuated under the

         Merger Agreement shall not constitute a Change of Control of GENCO for purposes of this provision.

                  (b) Voluntary Bankruptcy. The written admission by GENCO or the Guarantor that it is bankrupt, or the filing by GENCO or the Guarantor of a voluntary petition under the Federal Bankruptcy Code, or the consent by GENCO or the Guarantor to the appointment by a court of a receiver or trustee for all or a substantial portion of its property or business, or the making by GENCO or the Guarantor of any arrangement with or for the benefit to its creditors involving an assignment to a trustee, receiver or similar fiduciary, regardless of how designated, of all or a substantial portion of GENCO's or the Guarantor's property or business.

                  (c) Involuntary Bankruptcy. The final adjudication of GENCO or the Guarantor as bankrupt after the filing of an involuntary petition under the Federal Bankruptcy Code, but no such adjudication shall be regarded as final unless and until the same is no longer being contested by GENCO or the Guarantor nor until the order of the adjudication shall be regarded as final unless and until the same is no longer being contested by GENCO or the Guarantor nor until the order of the adjudication is no longer appealable.

                  (d) Credit Enhancement. Failure of GENCO to supply, maintain, renew, extend or replace the credit enhancement required under Article 18 hereof in the event there is a Material Decline in the Guarantor's Credit Standing, as defined in Section 18.1.2. hereof.

                  (e) Letter of Credit Draw. Failure of GENCO to supplement, replace or cause to be reinstated the letter of credit as described in
         Section 18.1.3. hereof within 30 days following draws equal to, in the aggregate, 50% of the face value thereof.

                  (2) Events of Default Requiring Cure Opportunity for Termination. Each of the following shall constitute an Event of Default on the part of GENCO for which the LIPA may terminate this Agreement upon compliance with the notice and cure provisions set forth below:

                  (a) Failure to Comply with Agreement. The failure or refusal by GENCO to substantially perform any material obligation under this Agreement except that no such failure or refusal shall constitute an Event of Default giving LIPA the right to terminate this Agreement for cause under this subsection unless:

                                    (i) LIPA has given prior written notice to
                           GENCO or the Guarantor, as applicable, stating that a specified failure or refusal to perform exists which will, unless corrected, constitute a material breach of this Agreement on the part of GENCO or the Guaranty on the part of the Guarantor and which will, in it opinion, give LIPA a right to terminate this Agreement for cause under this Section unless such default is corrected within a reasonable period of time, and

                                    (ii) GENCO or the Guarantor, as applicable,
                           has neither challenged in an appropriate forum the LIPA conclusion that such failure or refusal to perform has occurred or constitutes a material breach of this Agreement nor corrected or diligently taken steps to correct such default within a reasonable period of time, but not more than 60 days, from receipt of the notice given pursuant to clause (i) of this subsection (but if GENCO or the Guarantor shall have diligently taken steps to correct such default within a reasonable period of time, the same shall not constitute an Event of Default for as long as GENCO or the Guarantor is continuing to take such steps to correct such default).

12.4. Procedure For Termination For Cause. (A) Two-Year Notice. If any Party shall have a right of termination for cause in accordance with either Section
12.2 or Section 12.3, the same may be exercised by notice of termination given to the Party in default at least two years prior to (or, in the case of a bankruptcy or insolvency default or a Change of Control, simultaneously with or, in the case of an Event of Default specified in clause (d) or (e) of Section
12.3.1 hereof, six months) the date of termination specified in such notice (the "Termination Date").

12.5. Non-Binding Mediation; Arbitration.

         (a) Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section, which shall constitute the sole and exclusive procedures for the resolution of such disputes.

         (b) Negotiation and Non-Binding Mediation. The parties agree to use their best efforts to settle promptly any disputes or claims arising out of or relating to this Agreement through negotiation conducted in good faith between executives having authority to reach such a settlement. Either party hereto may, by written notice to the other party, refer any such dispute or claim for advice or resolution by mediation by an Independent Engineer, financial advisor or other suitable mediator. The parties shall mutually agree on the selection of such mediator. If the parties are unable to agree, the panics shall each designate a qualified mediator who, together, shall choose the mediator for the particular dispute or claim. If the mediator is unable, within 30 days of such referral, to reach a determination as to the dispute that is acceptable to the parties hereto, the matter shall be referred to applicable Legal Proceedings.

         All negotiations and mediation discussions pursuant to this paragraph shall be confidential subject to Applicable Law and shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and applicable state rules of evidence.

         (c) Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination, or validity thereof, except for a termination due to a Change in Control or due to a bankruptcy or insolvency or a failure to provide, renew, reinstate or replace the credit enhancement required pursuant to Section 18.1 or a dispute concerning the charging or establishment of rates under this Agreement which dispute has not been resolved by a negotiation or mediation as provided in subsection (B) hereof within 30 days from the date that either negotiations or mediation shall have been first requested, shall be settled by arbitration before three independent and impartial arbitrators (the "Arbitrators") in accordance with the then current rules of the American Arbitration Association, except to the extent such rules are inconsistent with any provision of this Agreement, in which case the provisions of this Agreement shall be followed, and except that the arbitrations under this Agreement shall not be administered by the American Arbitration Association. The Arbitrators shall be (a) independent of the parties and disinterested in the outcome of the dispute, provided that residents of Long Island shall not be deemed to be interested merely by virtue of their residence on Long Island, (b) attorneys, accountants, investment bankers, commercial bankers or engineers familiar with contracts governing the operation of electric utility assets, and (c) qualified in the subject area of the issue in dispute. The Arbitrators shall be chosen by the parties, with each party choosing one arbitrator and those arbitrators choosing the thin! Arbitrator. Judgment on the award rendered by the Arbitrators may be entered in any court in the State of New York having jurisdiction thereof. If either party refused to participate in -- faith in the negotiations or mediation proceedings described in subsection 12.5(B) hereof, the other may initiate arbitration at any time after such refusal without waiting for the expiration of the applicable time period. Except as provided in subsection 12.5(D) hereof relating to provisional remedies, the Arbitrators shall decide all aspects of any dispute brought to them including attorney disqualification and the timeliness of the making of any claim.

         (d) Provisional Relief. Either party may, without prejudice to any negotiation, mediation, or arbitration procedures, proceed in any court to obtain provisional judicial relief if, in the such party's sole discretion, such action is necessary to avoid imminent irreparable harm, to provide uninterrupted electrical and other services, or to preserve the status quo pending the conclusion of the dispute procedures specified in this Section.

         (e) Awards. The Arbitrators shall have no authority to award punitive damages or any other damages aside from the prevailing party's actual and consequential damages plus interest at the Base Interest Rate from the date such damages were incurred. The Arbitrators shall not have the authority to make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. The Arbitrators may award reasonble attorneys' fees and costs of the arbitration. The Arbitrator's award shall be in writing and shall be set forth the factual and legal bases for the award.

         (f) Information Exchange. The Arbitrators shall have the discretion to order a prehearing exchange of information by the parties, including, without limitation, the production of requested documents, the exchange of summaries of testimony of proposed witnesses, and the examination by disposition of parties. The parties hereby agree to produce all such information as ordered by the Arbitrators and shall certify that they have provided all applicable information and that such information is true, accurate and complete.

         (g) Site of Arbitration. The site of any Arbitration brought pursuant to this Agreement shall be either Mineola, New York or Hauppauge, New York.

                   ARTICLE 13 - DESIGNATION OF REPRESENTATIVES

13.1. LIPA Representative. Within thirty (30) Business Days after the execution of this Agreement, LIPA shall select a Representative (the "LIPA Representative"). The LIPA Representative will act for and on behalf of LIPA on all matters concerning this Agreement for which LIPA has authorized such agent to act. LIPA will advise GENCO as to the scope of such authorization. In all such matters, LIPA shall be bound, to the extent permitted by Applicable Law by the written communications, directions, requests and decisions made by the LIPA Representative. LIPA shall promptly notify GENCO in writing of LIPA Representative selection and any subsequent replacement(s).

13.2. GENCO Representative. Within thirty (30) Business Days after the execution of this Agreement, GENCO will select a Representative (the "GENCO Representative") subject to LIPA approval. The GENCO Representative will act for and on behalf of GENCO in all matters concerning this Agreement for which GENCO has authorized such agent to act. In all such matters, GENCO shall be bound by the written communications, directions, requests and decisions made by GENCO Representative. GENCO will advise LIPA as to the scope of such authorization. GENCO shall promptly notify LIPA in writing of GENCO's Representative selection and any subsequent replacement(s).

                              ARTICLE 14 - METERING

14.1. Electric Metering.

         14.1.1. Electric Metering Equipment. If the existing meters are inadequate to meet the electricity measuring requirement set forth below, GENCO at its own expense (but subject to cost recovery provision of Article 8 and 9) shall procure, own, install, test, operate and maintain industry standard revenue meters and instrument transformers; shall install metering mounting equipment; shall install and maintain a dedicated datalink for telemetry purposes to measure electricity Delivered to LIPA by GENCO. The aforementioned equipment (the "Metering Equipment") shall be procured, tested, installed, operated and maintained by GENCO, or

GENCO's designee, in accordance with Prudent Utility Practice. LIPA shall not breach the integrity of the wiring or instrument transformers for any reason. LIPA, at its own expense, may own, install and maintain other meters and associated equipment for purposes of measuring Electricity Delivered from GENCO. ("LIPA's Metering Equipment").

         14.1.2 Testing of Metering Equipment. GENCO shall test the Metering Equipment for accuracy every two (2) years or at any time within thirty (30) days after a written request by LIPA if LIPA reasonably believes the metering measurement accuracy of the Metering Equipment is inaccurate by two (2) percent. At LIPA's option, such tests may be witnessed by a LIPA representative. Metering measurement accuracy between ninety eight (98) and one hundred and two (102) percent shall be deemed acceptable. In the event any Metering Equipment is found outside the acceptable limits of accuracy specified in the prior sentence, it shall be immediately repaired, calibrated or replaced. Upon completion of any examination, maintenance, repair, calibration or replacement of any Metering Equipment, such equipment shall be, sealed by GENCO.

         14.1.3 Meter Reading. Meter readings shall be conducted every month or as otherwise mutually agreed by the Parties.

         14.1.4 Metering Inaccuracies. When, as the result of a test pursuant to section 14.1.2, the Metering Equipment is found to be inaccurate by more than two (2) percent or the Metering Equipment is otherwise functioning improperly, the correct amount of Electricity Delivered to LIPA for the period during which such inaccurate measurements were made, shall be determined as follows:

                  (a) GENCO and LIPA may mutually agree to use the readings of LIPA Metering Equipment, if any, to calculate the correct amount of Electricity Delivered. LIPA shall furnish the most recent test and calibration documentation for LIPA metering equipment. If LIPA's meters are utilized, an adjustment for transmission and transformation losses shall be made to such meter readings, as applicable;

                  (b) If LIPA's Metering Equipment has not been installed, or if it is found to be unacceptable, then the Parties shall jointly prepare an estimate of the correct reading on the basis of available information, including the assumption that if the duration of the metering inaccuracy cannot be determined, such duration shall be deemed to have persisted for fifty percent (50%) of the time between the last meter reading and the discovery of the inaccuracy.

14.2. Gas Metering

         14.2.1. Gas Metering Equipment. If the existing meters are inadequate to meet the gas measuring requirements set forth below, GENCO at its own expense (but subject to the cost recovery provision of Articles 8 & 9 shall procure, own, install, operate and maintain industry standard revenue grade meters; install, operate and maintain, at the Receipt Points, a dedicated datalink for telemetery purposes to measure gas fuel delivered by GENCO or other gas suppliers. The aforementioned equipment (the "Gas Metering Equipment") shall be installed, operated and maintained by GENCO, or GENCO's designee, in accordance with prudent gas utility practice. LIPA shall not breach the integrity of the wiring or piping for any reason. LIPA, at its own expense, may own, install and maintain other meters and associated equipment for purposes of measuring gas Delivered from GENCO. ("LIPA's Gas Metering Equipment").

         14.2.2. Testing of Self Checking Gas Metering Equipment. GENCO shall test the Metering Equipment for accuracy at any time within thirty (30) days after a written request by LIPA, if LIPA reasonably believes the metering measurement accuracy of the Metering Equipment is inaccurate by two (2) percent. At LIPA's option, such tests shall be witnessed by LIPA representative. Metering measurement accuracy between ninety eight (98) and one hundred and two (102) percent shall be deemed acceptable. In the event any Metering Equipment is found outside the acceptable limits of accuracy specified in the prior sentence, it shall be immediately repaired, recalibrated or replaced. Upon completion of any examination, maintenance, repair, recalibration or replacement of any Metering Equipment, such equipment shall be, sealed by GENCO.

         14.2.3. Testing of Non Self Checking Gas Metering Equipment. At LIPA expense, GENCO shall test the Metering Equipment for accuracy on a regular schedule that conforms with industry revenue metering practices, and which is prudent to maintain acceptable metering accuracy or at any time within thirty
(30) days after a written request by LIPA, if LIPA reasonably believes the metering measurement accuracy of the Metering Equipment is inaccurate by two (2) percent. LIPA's option, such tests shall be witnessed by LIPA representative. Metering measurement accuracy between ninety eight (98) and one hundred and two
(102) percent shall be deemed acceptable. In the event any Metering Equipment is found outside the acceptable limits of accuracy specified in the prior sentence, it shall be immediately repaired, recalibrated or replaced at the expense of LIPA. Upon completion of any examination, maintenance, repair, recalibration or replacement of any Metering Equipment, such equipment shall be, sealed by GENCO.

         14.2.4. Gas Meter Reading. Meter readings shall be conducted every month, or as otherwise mutually agreed by the Parties.

         14.2.5. Gas Metering Inaccuracies. When, as the result of a test pursuant to section 14.2.2 and/or 14.2.3, the Gas Metering Equipment is found to be inaccurate by more than two (2) percent or the Gas Metering Equipment is otherwise functioning improperly, the correct amount of Gas delivered to LIPA for the period during which such inaccurate measurements were made, shall be determined as follows:

                  (a) GENCO and LIPA may mutually agree to use the readings of LIPA's Metering Equipment, if any, to calculate the correct amount of Gas Delivered. LIPA shall furnish the most recent test and calibration documentation for LIPA metering equipment. If

         LIPA's meters are utilized, an adjustments for supercompressibility (following AGA standards) and base pressure should be made to such meter readings, as applicable.

                  (b) If LIPA Metering Equipment has not been installed, or if it is found to be inaccurate, then the Parties shall jointly prepare an estimate of the correct reading on the basis of available information, including the assumption that if the duration of the metering inaccuracy cannot be determined, such duration shall be deemed to have persisted for fifty percent (50%) of the time between the last meter reading and the discovery of the inaccuracy.

14.3. Oil Fuel Measurement. GENCO will perform monthly Fuel oil tank gauging to determine the amount of No. 6 Fuel oil, No. 2 Fuel oil and kerosene in storage at each Generating Facility. The gauging will occur on a pre-determined date prior to the end of the month. Usage from the gauging date until the last calendar day of the month will be calculated based on the average monthly Heat Rate at each Generating Facility and the actual generation between the gauging date and the end of such month. This calculated amount will be subtracted from the oil in storage on the gauging day to determine the oil in storage on the last day of the month. Fuel oil deliveries during each month will be measured at the time of delivery. The difference between the oil in storage at the beginning and end of the month will be added to the oil deliveries received during the month to calculate the net oil consumed for the month, in accordance with the current methodology of calculating Generating Facility Fuel oil consumption. Changes in unit operation may necessitate mutually agreed to modifications to this procedure.

                              ARTICLE 15 - REPORTS

15.1. Reports. Twenty Business Days following the end of each quarter, GENCO shall submit to LIPA a report summarizing the Electricity Delivered, Fuel burned, the status of maintenance on the Generating Facilities, the status of all construction projects, Contract Year Budget Plan performance and such other information as the Parties may mutually agree.

15.2. Other Information. (a) Upon LIPA reasonable request, GENCO shall submit to LIPA any other material information in GENCO's possession concerning the Generating Facilities. If such requested information is not in GENCO's possession, GENCO will obtain and prepare such information, to the extent possible, and charge LIPA for all additional reasonable costs incurred to obtain and prepare such information.

         (b) Prior to the Closing Date, GENCO shall provide to LIPA the following information, which information shall be certified by GENCO to be to the best of its knowledge, based on reasonably available information

         (i) the historical fixed costs for each year from 1994 through 1996 associated with the Generating Facilities, broken down by the categories of costs set forth in Section 8.1.1(a) through
                  (h);

         (ii) the historical costs of complying with all Government Approval applicable to the Generating Facilities.

15.3. Litigation; Permit Lapses. Promptly upon obtaining knowledge thereof, each Party shall submit to the other Party written notice of (and, upon request, copies of any relevant non-privileged documents in the Party's possession relating to): (i) any material litigation, claims, disputes or actions actually filed, or any material litigation, claims, disputes or actions which are threatened, concerning in each case this Agreement or the Generating Facilities;
(ii) actual refusal to grant, renew or extend, or any action pending or any action filed with respect to, the granting, renewal or extension of any permit or any material threatened action regarding the same in this Agreement or the Generating Facilities; (iii) any dispute with any Governmental Authority relating to this Agreement or the Generating Facilities of GENCO or LIPA; and
(iv) without regard to their materiality, all penalties or notices of violation issued by any Governmental Authority relating to this Agreement or the Generating Facilities.

                    ARTICLE 16 - GENERAL SERVICE REQUIREMENTS

16.1. General Service Requirements.

         16.1.1. Standard of Performance. In performing its obligations under this Agreement GENCO shall operate in accordance with Prudent Utility Practice and all Governmental Rules and shall seek to minimize costs in accordance with Prudent Utility Practice and Governmental Rules.

         16.1.2. Limitation of Liability. GENCO liability for any failure to comply with Section 16.1.1 shall be limited to the performance incentives provided in Article 10, except as set fort in Article 19.

         16.1.3. Accounting Controls. GENCO shall provide all accounting, bookkeeping, an administrative services in connection with the Electricity Costs, such accounting to be consistent with the Federal Energy Regulatory Commission Uniform System of Accounts and Generally Accepted Accounting Principles (GAAP) consistently applied. In areas of conflict, FERC, accounting principles apply. All books and records upon which any rates or charges under this Agreement are based shall be made available by GENCO for audit by LIPA.

                             ARTICLE 17 - INSURANCE

         GENCO shall maintain an insurance program with respect to the Generating. Facilities and its activities under this Agreement similar in all material respects to the program described in Appendix 4 - Insurance of the Management Services Agreement dated the date hereof between LIPA and the Energy Manager.

                         ARTICLE 18 - CREDIT ENHANCEMENT

18.1 Credit Enhancement in Certain Circumstances.

         18.1.1. Limitations. After the Closing Date, GENCO agrees that it will remain an affiliate of the Guarantor.

         18.1.2. Material Decline in the Guarantor's Credit Standing. For purposes of this Section, a "Material Decline in the Guarantor's Credit Standing" shall be deemed to have occurred if (1) in the event that the Guarantor has long-term senior debt outstanding which has a credit rating by a Rating Service, such rating by a Rating Service is established or is reduced below investment grade level or (2) in the event the Guarantor does not have long-term senior debt outstanding which has a credit rating by a Rating Service, and the Guarantor has a credit rating by a Rating Service, such credit rating is established or reduced below investment grade level, or (3) in the event the Guarantor does not have long-term senior debt outstanding which has a credit rating by a Rating Service and the Guarantor does not have a credit rating by a Rating Service, in which event the Guarantor shall seek a credit rating for the Guaranty from a Rating Service, such rating is established or is reduced below investment grade level or if no rating is established. GENCO immediately shall notify LIPA of any Material Decline in the Guarantor's Credit Standing.

         18.1.3. Credit Enhancement. If, at any time during the Term hereof, a Material Decline in the Guarantor's Credit Standing occurs, GENCO shall immediately notify LIPA's Representative thereof and, within 30 days after such occurrence, shall provide credit enhancement of its obligations hereunder at its sole cost and expense in the form either of (1) an unconditional guarantee of all of GENCO's obligations hereunder, the Manager's obligations under the Management Services Agreement, and the Energy Manager's obligations under the Energy Management Agreement provided by a corporation or financial institution whose long-term senior debt is or would be rated investment grade by a Rating Service or (2) an irrevocable letter of credit securing GENCO's obligations hereunder, the Manager's obligations under the Management Services Agreement, and the Energy Manager's obligations under the Energy Management Agreement in a face amount of $60,000,000 provided by a financial institution whose long-term senior debt is rated investment grade by a Rating Service; provided, however, that if any such letter of credit is drawn upon in the aggregate in an amount equal to 50% of the face value of such letter of credit, GENCO shall, within 30 days thereafter, supplement or replace such letter of credit with an additional letter of credit such that the total amount of such letter of credit then available equals $60 million. The amount of such letter of credit shall be reduced by $30 million if the Energy Management Agreement has theretofore been or is thereafter terminated and by $26 million if the Management Services Agreement has theretofore been or is thereafter terminated, such obligation to continue until the expiration or termination of this Agreement, the Management Services Agreement and the Energy Management Agreement.

                       ARTICLE 19 - ALLOCATION OF RISK OF

                         CERTAIN COSTS AND LIABILITIES.

Except to the extent due to LIPA Fault (as determined by either a final non-appealable order or judgment of a court of competent jurisdiction (including administrative tribunals) or a final non-appealable binding arbitration decision), GENCO shall be responsible and liable to LIPA for, and shall not be entitled to reimbursement or cost recovery under Article 8 or otherwise from LIPA for any Loss-and-Expense incurred by GENCO:

         (a) due to any gross negligence or willful misconduct by GENCO during the period commencing six months prior to the Closing Date to the extent GENCO knew or should have known of such gross negligence or willful misconduct and during the Term in carrying out its obligations hereunder,

         (b) due to any violation of or failure of compliance with Applicable Law by GENCO (except as provided below) during the period commencing six months prior to the Closing Date to the extent GENCO knew or should have known of such violation or failure of compliance and during the Term which materially and adversely affects

                  (i) the condition or operations of the T&D System or the Generating Facilities,

                  (ii)     the financial condition of LIPA,

                  (iii) the performance or ability of GENCO to perform its obligations under this Agreement, or

                  (iv) the cost of providing electric service to the customers of the T&D System,

                  provided, however, that GENCO shall not be responsible and liable to LIPA under this clause b) with respect to any violation of, failure of compliance with, or liability under, Environmental Laws (as defined in the Acquisition Agreement) for which LIPA or GENCO may be strictly liable provided that GENCO acted in a manner consistent with Prudent Utility Practice. Notwithstanding the foregoing, GENCO shall in all events be liable for any fine or penalty arising by reason of any violation of or failure of compliance with Applicable Law for acts or omissions of GENCO not consistent with Prudent Utility Practice,

         (c) due to any criminal violation of Applicable Law by GENCO prior to, on or after the Closing Date, or

         (d) due to an event which would otherwise permit recovery of a cost under Section 8.1.4 (Monthly Capacity Payment Adjustment Charge) of an excess capital expenditure under Section 9.4, that is incurred by reason of actions or omissions of GENCO not consistent with Prudent Utility Practice.

         Any such action or omission identified in (a), (b), (c) or (d) shall be determined by either a final non-appealable order or judgment of a court or regulatory body of competent jurisdiction (including administrative tribunals) or a final non-appealable binding arbitration decision and shall be attributable to GENCO for purposes of the preceding sentence whether it is attributable to GENCO or to any officer, member, agent, employee or representative of GENCO or any Affiliate and any contractor, subcontractor of any tier.

         The provisions of this Article 19 are intended to modify GENCO's right to receive payments under Article 8 and Appendix A.

                      ARTICLE 20 - PROPRIETARY INFORMATION

20.1. Request Not To Disclose. The parties hereto hereby acknowledge that GENCO has a proprietary interest in certain information that may be furnished pursuant to the provisions of this Agreement. GENCO acknowledges that LIPA may be required to disclose information upon request under Applicable Law. GENCO shall have the right to request LIPA in writing not to publicly disclose any information which GENCO believes to be proprietary and not subject to public disclosure under Applicable Law, any such request to be accompanied by an explanation of its reasons for such belief. Any information which is the subject of such a request shall be clearly marked on all pages, shall be bound, and shall be physically separate from all non-proprietary information. At GENCO's request, LIPA and its agents, consultants and employees (including its consulting engineer) given access to such information shall execute and comply with the terms of a confidentiality agreement in a mutually acceptable form, subject to Applicable Law.

20.2. LIPA's Non-Disclosure. In the event LIPA receives a request from the public for the disclosure of any information designated as proprietary by GENCO pursuant to Section 20.1,

LIPA (i) shall use reasonable efforts, consistent with applicable law, to provide notice to GENCO of the request prior to any disclosure, and (ii) shall use reasonable efforts, consistent with applicable law, to keep in confidence and not disclose such information unless it is entitled to do so pursuant to the provisions of Section 2O.3. GENCO shall indemnify, hold harmless and defend LIPA against costs incurred from the withholding from public disclosure of information designated as proprietary by GENCO or otherwise requested by GENCO to be withheld.

20.3. Permitted Disclosures. Notwithstanding any confidential or proprietary designation thereof by GENCO, LIPA may disclose the following information (i) information which is known to LIPA without any restriction as to disclosure or use at the time it is furnished, (ii) information which is or becomes generally available to the public without breach of any agreement, (iii) information which is received from a third party without limitation or restriction on such third party or LIPA at the time of disclosure, (iv) with regard to capacity that has not been ramped down, documentation of historical Generation Facilities' operations and costs, and all costs, assumptions and supporting data associated with the determination of the FERC approved contract rate for capacity and energy under this agreement, (v) information with respect to (a) Electricity sales to LIPA by time of day, month and year, to the extent available; (b) prices paid by LIPA to GENCO for capacity, energy and any Ancillary Services under this Agreement; and (c) power plant emission information and environmental compliance information and any information required to be provided to FERC to support rate filings with FERC to the extent such information directly relates to GENCO's provision of service to LIPA under this Agreement, and (vi) following notice to GENCO pursuant to Section 20.2, information which, in the opinion of counsel for LIPA, is required to be or may be disclosed under any Applicable Law, an order of a order of competent jurisdiction, or a lawful subpoena.

                      ARTICLE 21 - MISCELLANEOUS PROVISIONS

21.1. Agreement. This Agreement consists of the terms and conditions set forth in the body hereof and the Appendices and other attachments hereto. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. In the event of a conflict, variation or inconsistency between or among the Appendices, other attachments and the terms and conditions set forth in the body hereof, the terms and conditions contained in the body hereof shall govern.

21.2. Relationship of the Parties. GENCO is deemed to be an independent contractor hereunder and shall not be deemed as a partner, joint venturer or affiliate of LIPA.

21.3. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed except LIPA may assign its interest in this Agreement to another State agency if required by or as the result of State law. Notwithstanding the foregoing sentence, nothing herein shall prevent GENCO, without LIPA's consent, from selling, assigning or transferring a pecuniary interest in any payment, revenues, proceeds, incentive, profits or income derived from this Agreement. Effective upon the Closing Date, LIPA may assign its rights, obligations and interests hereunder to Long Island Lighting Company (then a wholly owned subsidiary of IRA) and GENCO shall assign all of its rights, obligations and interests hereunder to the Guarantor or any affiliate thereof.

21.4. Cooperation in Financing. Each Party shall reasonably cooperate with the other Party during negotiations with any Financing Party and will promptly execute any reasonable amendment or addition to this Agreement required by any Financing Party, provided that neither Party shall be required to execute any amendment or addition it determines in its sole discretion to be disadvantageous in any respect.

21.5. Force Majeure.

         21.5.1. Events Constituting Force Majeure. As used in this Agreement, Force Majeure means any act, event, or condition that causes delay in or failure of performance of obligations under this Agreement, or otherwise materially and adversely affects a party's ability to perform, if such act, event or condition
(i) is beyond the reasonable control of the party relying thereon, (ii) is not the result of the willful misconduct or negligent act or omission of such party, and (iii) is not an act, event or condition, the risk or consequence of which such party expressly assumed under this Agreement, including but not limited to:

                  (1) acts of God, accident, flood, sabotage, fire, epidemic, earthquake, or similar occurrence, act of public or foreign enemy, war and other hostilities, invasion, blockade, insurrection, rebellion, riot and disorder, strikes or labor disturbances, general arrest or restraint of government and people, civil disturbance or similar occurrence;

                  (2) entry of an injunctive or restraining order or judgment of any Governmental Authority, if such order or judgment is not the result of the act, or failure to act, of a party or its subcontractors or suppliers; or

                  (3) suspension, termination, interruption of, or failure to obtain any permit required or necessary for the construction, operation or maintenance of the Generating Facilities, provided such suspension, termination, interruption or failure is not the result of the action or inaction of a party relying thereon or its subcontractors or suppliers.

         Notwithstanding the foregoing, neither the failure of a subcontractor or supplier to perform its obligations to LIPA or GENCO, which failure is not itself caused by a Force Majeure event with respect to such subcontractor or supplier, nor financial difficulty suffered by LIPA or GENCO or any subcontractor, supplier or vendor in performing its obligations, shall be deemed a Force Majeure event.

         21.5.2. Event of Force Majeure. Except for the obligations of either party to make payments of amounts due to the other party, either party shall be excused from performance and shall not be considered to be in default in respect of any obligation under this Agreement to the extent that a failure of performance of such obligation shall be due to Force Majeure. If either party's ability to perform its obligations under this Agreement is affected by a Force Majeure, the party claiming such inability shall: (i) promptly notify the other party of' such Force Majeure and its cause and confirm the same in writing within five Business Days of discovery of the event or circumstances constituting such Force Majeure; (ii) immediately supply such available information about the event or circumstances constituting the Force Majeure and the cause thereof as is reasonably requested by the other party; and (iii) immediately initiate removal of the cause of the Force Majeure or, if immediate removal is not possible, to mitigate the effect thereof.

         21.5.3. Scope. The suspension of performance due to a Force Majeure shall be of no greater scope and no longer duration than that which is necessary. The excused party shall use its reasonable best efforts to remedy its inability to perform.

21.6. Amendments. No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by duly authorized representatives of both Parties.

21.7. No Waiver. It is understood and agreed that any delay, waiver or omission by GENCO or LIPA to exercise any right arising from any breach or default by GENCO or LIPA with respect to any of the terms, provisions, or covenants of this Agreement shall not be construed to be a waiver by GENCO or LIPA, as the case may be, of any subsequent breach or default of the same or other terms, provisions or covenants on the part of the other party.

21.8. Notice. Any written notice under this Agreement shall be deemed properly given if sent by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service, signature required upon signed receipt, to the address specified below, unless otherwise provided for in this Agreement:

To LIPA:                                    Long Island Power Authority
                                            333 Earle Ovington Blvd.
                                            Uniondale, NY 11553
                                            Attention: Executive Director

To GENCO:                                   Long Island Lighting Company
                                            Executive Offices
                                            175 East Old Country Road
                                            Hicksville, NY 11801
                                            Attention: President


Either party may, by written notice to the other party, change the name or address of the person to receive notices pursuant to this Agreement.


21.9. Representations and Warranties.

     21.9.1. GENCO Representations and Warranties. GENCO, as of the date of this Agreement, makes the following representations and warranties as the basis for its undertakings contained herein:

     (a) After the Closing Date, any assignee of GENCO pursuant to Section 21.3 hereof will be a wholly owned subsidiary of Guarantor duly organized, validly existing and in good standing under the laws of the State of New York, is qualified to do business under the laws of the State of New York, has the power and authority to own its properties, to carry on its business as it now is being conducted, and to enter into this Agreement and carry out the transactions contemplated hereby, and to perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions herein contemplated.

     (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of and compliance with the provisions of this Agreement do not materially conflict with or constitute a material breach of or a material default under any of the terms, conditions or provisions of any law, any order of any court or other agency of government, the articles of incorporation or by-laws of GENCO, or outstanding trust indenture, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which GENCO is a party or by which it or any of its property is bound or result in a material breach of or a material default under any of the foregoing, and this Agreement is the legal, valid and binding obligation of GENCO enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (c) As of the Closing Daze and throughout the Term of this Agreement, GENCO, will be in material compliance with, or will have acted in good faith and used all reasonable efforts to be in material compliance with, all laws, judicial and administrative orders, rules and regulations with respect to the ownership and operation of the Generating Facilities including but not limited to the following: all requirements to obtain and comply with the conditions of any applicable Governmental Rules, including, to the extent required, the filing of all applicable environmental impact analyses; and, if applicable and required by Environmental Law, the mitigation of all environmental impacts.

     (d) As of the date provided, all historical records supplied to LIPA with respect to the Dependable Maximum Net Capability, availability and Heat Rate of each Generating Facility are to GENCO's best knowledge accurate in all material respects.

     (e) To the best of GENCO's knowledge, all Governmental Approvals necessary for the full load operation of each Generating Facility with all types of fuel for which such Generating Facility is operated have been validly issued and are in full force and effect. GENCO knows of no pending action to cancel any such Governmental Approval.

     21.9.2. LIPA Representations and Warranties. LIPA, as of the date of this Agreement, makes the following representations and warranties as the basis for its undertakings contained herein:

     (a) LIPA is a corporate municipal instrumentality and political sub-division of the State of New York, has the corporate power and authority to own its properties, to carry on its business as now being conducted, and to enter into this Agreement and the transactions contemplated herein and perform and carry out all covenants and obligations on its paint to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions herein contemplated.

     (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of and compliance with the provisions of this Agreement do not materially conflict with or constitute a material breach of or a material default under, any of the terms, conditions or provisions of any law, any other of any court or other agency of government, or any contractual limitation, corporate or partnership restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which LIPA is a party or by which it or any of its property is bound or result in a material breach of or a material default under any of the foregoing, and this Agreement is the legal, valid and binding obligation of LIPA enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (c) All corporate or other organization consents, authorizations, and approvals, and all other actions required for LIPA to execute, deliver and perform its obligations hereunder have been obtained or completed.

21.10. Counterparts. The Parties may execute this Agreement in counterparts, which shall, in the aggregate, when signed by both Parties constitute one and the same instrument; and thereafter, each counterpart shall be deemed an original instrument.

21.11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York. Any action arising out of or relating to this Agreement shall be brought in New York State Court or Federal District Court.

21.12. Captions; Appendices. Tides or captions of the articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof.

21.13. Non-Recourse. Except as otherwise agreed, neither party shall have any recourse against any parent, affiliate, or constituent of the other party, or the successors and assigns of such parent, affiliate or constituent (collectively, "Party Affiliates") and each party expressly waives its rights of recourse against, and releases from liability, the other party's Party Affiliates. Each party shall look solely to the other party, and the assets thereof, to effect recovery of such party's claims against the other party.

21.14. Severability. The invalidity or unenforceability of any provision of this Agreement shall be determined only by a court of competent jurisdiction, and the Parties hereby agree to negotiate an equitable adjustment to the invalid or unenforceable provisions with a view toward effecting the purposes of this Agreement; the validity or enforceability of the remaining provisions or portions or applications thereof, shall not be affected thereby.

21.15. Rules of Interpretation. The terms and provisions of this Agreement shall be interpreted and construed as follows: (a) words of the masculine gender shall include corresponding words of the feminine or neuter genders and vice versa;
(b) the plural shall include the singular and vice versa; (c) unless the context indicates otherwise, all references herein to Articles, Sections, paragraphs, exhibits, schedules, and Appendices shall refer, respectively, to the Articles, Sections, paragraphs, exhibits, schedules and Appendices of this Agreement; (d) the words "includes" or "including" mean "including, but not limited to" and are not limiting; (e) any reference to an agreement, a contract or any other document means the same as it may be amended, modified, supplemented or replaced from time to time, unless otherwise noted; and (f) any reference to a Person includes such Person's successors and assigns.

21.16. Property Taxes. After the Contract Date, GENCO, in its sole discretion, may challenge any property tax assessment on its Generating Facilities or Generating Facility Sites only if the assessment on any such challenged facilities is increased not in an appropriate proportion to the increase in value related to taxable capital additions affixed to the tax parcel between the last two tax status dates. If the tax attributable to the assessment on the Generating Facilities or Generating Facilities Sites is not included in the costs paid by LIPA or its Affiliates (e.g., gas facility located on Generating Facility Site) then GENCO, in its sole discretion, may pursue tax challenges on such assessments. This provision shall expire upon the termination of this Agreement.

In the event GENCO challenges any tax assessments on its Generating Facilities, any tax refunds received by GENCO shall be shared 25%/75% between GENCO and LIPA, respectively. GENCO shall be responsible for all preparatory efforts and litigation-related costs pertaining to any such challenge, and such costs shall not be included in any charge under Article 8 or otherwise under this Agreement. This provision shall expire upon the termination of this Agreement, except that LIPA will continue to share 75% of tax refunds received after such termination to the extent that such refunds relate to property taxes for which LIPA has reimbursed GENCO under Section 8.1.1.

21.17. Binding Effect. This Agreement shall become binding and effective on the Closing Date and shall thereafter bind and inure to the benefit of the parties hereto and any successor or assignee acquiring an interest hereunder in compliance with the provisions of Section 21.3 hereof.

     IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized officers as of the date set forth in the preamble to this Agreement.


                                            LONG ISLAND POWER AUTHORITY

                                            By: /s/ Richard M. Kessell
                                               ---------------------------------
                                            Name:  Richard M. Kessell
                                            Title: Chairman


                                            By: /s/ Patrick Foye
                                               ---------------------------------
                                            Name:  Patrick Foye
                                            Title: Deputy Chairman


                                            LONG ISLAND LIGHTING COMPANY

                                            By: /s/ Dr. William Castacosinos
                                               ---------------------------------
                                            Name:  Dr. William Catacosinos
                                            Title: Chief Executive Officer

                                   APPENDIX A

                                  Formula Rate

     Appendix A provides the detailed methodology for determining the Monthly Capacity Charge, Monthly Variable Charge, Monthly Ancillary Service Charge and Monthly Capacity Payment Adjustment Charge as set forth in Articles 8 and 9. This Appendix will be developed and agreed upon promptly after the date hereof and, in any event, prior to the Closing Date.

                                   APPENDIX B

                       Monthly Variable Adjustment Charge

This Appendix will be developed and agreed upon promptly after the date hereof and, in any event, prior to the Closing Date.

Variable Rates for Generating Facilities Stare Up / Shut Down Wear and Tear
Rates

================================================================================
            Unit                    $/start (per unit)          For starts above
                                                                   (per unit)
================================================================================
Steam Units
--------------------------------------------------------------------------------
Northport Units 1-4
--------------------------------------------------------------------------------
185 MW Unit-E. F. Barrett Units
1&2; Port Jefferson Units 3&4
--------------------------------------------------------------------------------
100 MW Unit - Glenwood Units 4&5;
Far Rockaway Unit 4
--------------------------------------------------------------------------------
Internal Combustion Units
--------------------------------------------------------------------------------
Wading River Units 1-3
--------------------------------------------------------------------------------
E. F. Barrett 1-8
--------------------------------------------------------------------------------
E. F. Barrett 9-12
--------------------------------------------------------------------------------
Glenwood
--------------------------------------------------------------------------------
Northport
--------------------------------------------------------------------------------
Port Jefferson
--------------------------------------------------------------------------------
Southold
--------------------------------------------------------------------------------
Southhampton
--------------------------------------------------------------------------------
Glenwood 2 & 3
--------------------------------------------------------------------------------
West Babylon
--------------------------------------------------------------------------------
Shoreham 1
================================================================================


                                       B-l

Variable Rates (f) Internal Combustion Units for Fired Hours of Operation

================================================================================
Unit                                $/MWH                   For generation*
                                   (per Unit)               above (per unit)
================================================================================
Glenwood 2 & 3
--------------------------------------------------------------------------------
West Babylon
--------------------------------------------------------------------------------
Shoreham 1
--------------------------------------------------------------------------------
Holtsville 1 - 10
--------------------------------------------------------------------------------
Barrett 9 - 12
--------------------------------------------------------------------------------
Barrett 1 - 8
--------------------------------------------------------------------------------
Glenwood 1
--------------------------------------------------------------------------------
Port Jefferson
--------------------------------------------------------------------------------
East Hampton
--------------------------------------------------------------------------------
Shoreham 2
--------------------------------------------------------------------------------
Northport
--------------------------------------------------------------------------------
East Hampton Diesels
--------------------------------------------------------------------------------
Montauk Diesels
--------------------------------------------------------------------------------
Southhampton
--------------------------------------------------------------------------------
Southold
--------------------------------------------------------------------------------
Wading River 1-3
================================================================================
*    These MWhG may be revised if required due to environmental compliance.

     Steam Unit Fuel Swaps

================================================================================
Maximum           per day        per month      per year       Cost swaps above
================================================================================
Northport Unit
--------------------------------------------------------------------------------
185 MW Unit
================================================================================

                          APPENDIX C - GENERATING UNITS

This Appendix will be developed and agreed upon promptly after the date hereof and, in any event, prior to the Closing Date.


==========================================
Unit Name                      Name Plate
                              Rating (MW)
==========================================
Steam Units
------------------------------------------
Northport 1                       375
------------------------------------------
Northport 2                       375
------------------------------------------
Northport 3                       375
------------------------------------------
Northport 4                       375
------------------------------------------
Port Jefferson 3                  175
------------------------------------------
Port Jefferson 4                  175
------------------------------------------
Glenwood 4                        100
------------------------------------------
Glenwood 5                        100
------------------------------------------
E.F. Barrett 1                    175
------------------------------------------
E.F. Barrett 2                    175
------------------------------------------
Far Rockaway 4                    100
==========================================



==========================================
Unit Name                      Name Plate
                              Rating (MW)
==========================================
Internal Combustion Units
------------------------------------------
E.F. Barrett 1-8                  144
------------------------------------------
E.F. Barrett 9-12                 167
------------------------------------------
Holtsville 1-10                   567
------------------------------------------
Wading River 1-3                  239
------------------------------------------
Shoreham 1                         53
------------------------------------------
Shoreham 2                         19
------------------------------------------
Glenwood 1                         16
------------------------------------------
Glenwood 2-3                      110
------------------------------------------
East Hampton 1                      6
------------------------------------------
East Hampton 2-4                   21
------------------------------------------
Northport G-l                      16
------------------------------------------
Port Jefferson G-l                 16
------------------------------------------
W. Babylon 4                       52
------------------------------------------
Southhold 1                        14
------------------------------------------
So. Hampton 1                      12
------------------------------------------
Montauk 2-4                         6
==========================================

                                       C-l

                          APPENDIX D - DELIVERY POINTS

This Appendix will contain all the interconnections points between each generating unit and the T&D System. These will be the same points as identified in Appendix 2 to the Management Service Agreement.

        APPENDIX E - MINIMUM LOADINGS, RAMP RATES, START-UP & SCHEDULED
                                  SHUTDOWN TIME

This Appendix will be developed and agreed upon promptly after the date hereof and, in any event, prior to the Closing Date.

               Minimum Loadings:

=================================================
Unit                     Minimum Loadings
=================================================
-------------------------------------------------
Northport
-------------------------------------------------
Port Jefferson
-------------------------------------------------
E. F. Barrett
-------------------------------------------------
Glenwood
-------------------------------------------------
Far Rockaway
=================================================

                 Ramp Rates:

=================================================
    Unit                        Ramp Rates
=================================================
  Northport
-------------------------------------------------
Port Jefferson
-------------------------------------------------
 E. F. Barrett
-------------------------------------------------
  Glenwood
-------------------------------------------------
 Far Rockaway
=================================================


                                 Start-Up Times:
================================================================================
Unit                  Cold > 90 hrs             Warm             Hot < 24 hrs
================================================================================
Northport
--------------------------------------------------------------------------------
Port Jefferson
--------------------------------------------------------------------------------
E. F. Barrett
--------------------------------------------------------------------------------
Glenwood
--------------------------------------------------------------------------------
Far Rockaway
================================================================================

                           Minimum Scheduled Shutdown
                 ==============================================
                        Unit                   Minimum Shutdown
                 ==============================================
                    Northport
                 ----------------------------------------------
                 Port Jefferson
                 ----------------------------------------------
                 E. F. Barrett
                 ----------------------------------------------
                    Glenwood
                 ----------------------------------------------
                  Far Rockaway
                 ==============================================

Internal Combustion Loadings

These units can be placed in service at the load points (base or peak) listed in Appendix E. For variable maintenance costs, one hour operation at peak load is equivalent to three hours of operation at base load.


================================================================================
          Unit                     Base Load (MW) (1)     Peak Load (MW) (1)
================================================================================
Holtsville 1-5 (C1 eng.)
--------------------------------------------------------------------------------
Holtsville 6-10 (C1D eng.)
--------------------------------------------------------------------------------
Wading River 1-3
--------------------------------------------------------------------------------
Southold
--------------------------------------------------------------------------------
Port Jefferson
--------------------------------------------------------------------------------
East Hampton G.T.
--------------------------------------------------------------------------------
East Hampton Diesels 2,3,4
--------------------------------------------------------------------------------
Montauk Diesels 2,3,4
--------------------------------------------------------------------------------
Southampton
--------------------------------------------------------------------------------
Shoreham 1
--------------------------------------------------------------------------------
Shoreham 2
--------------------------------------------------------------------------------
E.F. Barrett 1-8
--------------------------------------------------------------------------------
E.F. Barrett 9-12
--------------------------------------------------------------------------------
Glenwood 1
--------------------------------------------------------------------------------
Glenwood 2,3
--------------------------------------------------------------------------------
West Babylon
--------------------------------------------------------------------------------
Northport
================================================================================
Note: 1. At 80(degrees)

               APPENDIX F - PERFORMANCE INCENTIVES/DISINCENTIVES

I. DMNC Incentive/Disincentives

GENCO will use its best efforts to maintain its generating units such that during the six month Summer Operating Period (May through October) the total dependable maximum net capability ("Annual DMNC") as defined by the New York Power Pool (NYPP) Methods & Procedures - 2 (MP-2), meets or exceeds the predetermined level ("Target DMNC"). GENCO shall determine the Annual DMNC each year in accordance with the New York Power Pool Methods and Procedures -2 ("MP-2"). The MP-2 test will be conducted once between June 1 through September 15 for each unit. [LIPA shall have the right to witness such tests and/or review the test data and results. If the MP-2 is revised by the NYPP, the Parties agree to revise or replace this incentive/disincentive mechanism in a manner that reflects the intended purpose.

The Annual DMNC and the Target DMNC ratings shall be considered only for the total system (the sum of all steam and internal combustion generating units under contract to (LIPA).

The Target DMNC shall be computed as the simple average of the Annual DMNC values (as adjusted for the average temperature for the last five year period prior to the Closing Date) for the last five-year period prior to the Closing Date. The Target DMNC is based upon all of the existing GENCO steam and internal combustion units in service. The Target DMNC shall remain fixed unless
(a) LIPA exercises its option to ramp down its GENCO capacity purchases, or (b) any GENCO unit is mothballed, retired, significantly derated, incurs a long-term outage, or is otherwise removed from service in whole, or in part, or (c) any capital improvement approved by LIPA that materially increases the DMNC of the Generating Facilities. Under these conditions, the Target DMNC shall be equitably adjusted based on the generating unit data for the original computation period with appropriate adjustments for the new conditions, except that for a significant derating, removal from service or long term outage the reduction in the DMNC target will apply only to the extent that these events were not attributable to GENCO's failure to follow Prudent Utility Practice.

Should the Annual DMNC be in excess of the Target DMNC, LIPA shall make a payment to GENCO equal to $30,000 per MW above that Target DMNC. Should the Annual DMNC be less than 99% of the Target DMNC, GENCO shall make a payment to LIPA equal to $30,000 for each MW deficiency below 99% of the Target DMNC. There shall not be any incentives or disincentives payments for a year in which the Annual DMNC is between 99% and 100% of the Target DMNC. The maximum incentive/disincentives will be $1 million annually.

In the event that LIPA does not approve amounts for operating and maintenance expenses and capital expenditure, that provide GENCO with the same opportunity to maintain the DMNC target levels as GENCO has at the execution of this Agreement, such target levels shall be equitably adjusted.

Any DMNC incentive/disincentive payments will be determined after October 31, the end of the Summer Operating Period for each year and will be reflected in the first monthly invoice following the end of such Summer Operating Period.

II. Availability Incentive/Disincentive

GENCO will use its best efforts to maintain its generating units such that during the three month summer peak period (June through August) the availability of its steam and internal combustion units meets or exceeds the predetermined level ("Target Availability") as measured by the National Electric Reliability Council (NERC) - Generating Availability Data System (GADS) Availability Factor formula set forth as follows:

                                         AH
                                      AF=--
                                         PH

where:

     AH = Available Hours are the sum of in-service hours and reserve shutdown hours in the period. In-serwce hours are defined as those hours where the unit is in service and electrically connected to the system. Reserve shutdown hours are those hours whenever the unit is available to generate but is not electrically connected due to a lack of demand or the availability of lower cost power.

     PH = Period Hours are the total number of hours in the period.

Unit availability is tracked and calculated by GENCO for submittal to NERC. All data collection, reporting and calculations are defined in the GADS Data Reporting Instructions.

The average generation availability for the GENCO system (for the June through August period) shall be calculated annually ("Availability") as a weighted total of each units availability. The weighting is based on the Net Dependable Capacity (NDC), as submitted to NERC.

The Availability Target for each summer period (June through August) shall be
97.5 percent of the simple average of the annual Availability values for the last five year period prior to the Closing Date.

     5 Year Average Availability = 96.5 percent (to be revised to reflect last five year period prior to the Closing Date)

     Target Availability = 97.5 percent of 5 Year Average Availability (to be revised to reflect last five year period prior to the Closing Date)

                     .975 * 96.5% = 94.1% (Target Availability)


As noted, the above target is based upon all of the existing GENCO steam and internal combustion units in service. The Target Availability shall remain fixed unless (a) LIPA exercises its option to Ramp Down GENCO's Generating Facilities, or (b) any of GENCO's Generating Facilities is mothballed, retired, significantly derated, removed from service, or incurs a long term outage for unforeseen reasons. In the event any changes are required the Target Availability will be adjusted appropriately.

For each year the Availability shall be compared with the Target Availability to determine the amount of incentive or disincentive. Should the Availability exceed the Target Availability by 0.5 percent, LIPA shall provide an incentive payment to GENCO of $100,000. Such incentive payment shall increase by $100,000 for each 0.1 percent increase in the Availability. Should the Availability be less than the Target Availability by 0.5 percent, GENCO will incur a disincentive of $100,000. Such disincentive shall increase by $100,00 for each
0.1 percent decrease in the Availability. The maximum incentive/disincentive shall be $2 million annually.

In the event that LIPA does not approve amounts for operating and maintenance expenses and capital expenditure, that provide GENCO with the same opportunity to maintain the Availability levels as GENCO has at the execution of this Agreement, such target levels shall be equitably adjusted.

Any Availability incentive/disincentive payments will be determined after August 30 for each year and will be reflected in the first monthly invoice following August 30.

III. Property Tax Incentive

This incentive shall be as described in this Agreement in Section 21.16 Property Taxes.

IV.   Heat Rate Incentive/Disincentive

GENCO will use its best efforts to maintain the efficiency of its generating units in order to reduce the fuel consumption for production of electric energy for LIPA. An incentive or disincentive shall be determined monthly based on a measure of the overall efficiency of GENCO's steam generating units, including steam units at the Northport, Barrett, Glenwood, Port Jefferson, and Far Rockaway power stations, in comparison with a predetermined standard as described herein.

For purposes of this incentive plan, LIPA and GENCO have established a functional relationship between monthly net generation (MWhN) and monthly fuel burned, expressed in terms of millions of British thermal units ("MMBtu"), considering (i) the relationship between total net MWhN generated and average efficiency of the generating units; and (ii) the relative efficiency of generating units when burning natural gas or oil. This relationship (the "Btu Curve") is expressed by the following equation:


      MMBtu  = 10.7106* MWhN + 173,252
      Where:   MMBtu = Target Btu
               MWhN  = Steam Unit Net Generation

The Btu Curve represents the average amount of fuel required to generate a given amount of monthly electricity (the "Target Btu") from GENCO's steam generating units.

Each month the total net generation shall be used to establish the corresponding Target Btu based on the Btu Curve. Actual fuel used for generation shall be expressed in Gas Equivalent MMBtu by multiplying the MMBtu of oil consumption by
1.04 (the "Gas Conversion Factor") to account for differences in the average Unit Heat Rates when burning oil versus natural gas. Deviations in the Gas Equivalent MMBtu for the month in comparison to the Target Btu shall be shared as follows: (a) LIPA shall absorb the cost of fuel used for Gas Equivalent MMBtu between 100% and 101 % of the Target Btu; (b) LIPA shall receive the savings resulting in the cost of fuel used for Gas Equivalent MMBtu between 99% and 100% of the Target Btu; (c) LIPA and GENCO shall share equally in the cost or savings resulting from Gas Equivalent MMBtu in excess of 101% or less than 99%. No payments are contemplated under items (a) and (b) above.

There shall be no incentive or disincentive in any month when the net generation from the GENCO steam Generating Facilities is less than 475,000 MWhN.

For purposes of computing the incentives or disincentives, the cost of fuel shall be stated in dollars per Gas Equivalent MMBtu based on the cost of fuel actually burned for generation in each month (i.e. that month's weighted average fuel cost) including fuel cost incentive or disincentives as defined in the Energy Management Agreement, and adjustment for the Gas Conversion Factor, applicable to the fuel oil burned. The annual maximum incentive or disincentive shall be $1 million.

The above BTU Curve equation is based upon all of the existing GENCO steam units in service. The BTU Curve shall remain fixed unless (a) LIPA exercises its options to Ramp Down GENCO's Generating Facilities, or (b) any of GENCO's Generating Facilities is mothballed, retired, significantly devated, removed form service, or incurs a long term outage for unforeseen reasons. If a significant change in the operation of GENCO's steam units occurs the Parties shall mutually agree on modifications to the incentive/disincentive mechanism

In the event that LIPA does not approve amounts for operating and maintenance expenses and capital expenditure, that provide GENCO with the same opportunity to maintain the Heat Rate target levels as GENCO has at the execution of this Agreement, such target levels shall be equitably adjusted.

Any incentive/disincentive payments will be determined after the end of each month and will be reflected in the first monthly invoice following the end of each month.